Exhibit 10.6

Portions of this exhibit marked [*] are requested to be treated confidentially.

MUDELTA DEVELOPMENT AND LICENSE AGREEMENT

THIS MUDELTA DEVELOPMENT AND LICENSE AGREEMENT (the “Agreement”), executed as of November 16, 2009 (“Effective Date”), is made by and between Janssen Pharmaceutica, N.V., a corporation organized and existing under the laws of Belgium whose principal place of business is at Turnhoutseweg 30, 2340 Beerse, Belgium (hereinafter “Janssen”) and PPD Therapeutics, Inc., a corporation organized under the laws of the State of North Carolina, having its principal place of business at 3900 Paramount Parkway, Morrisville, NC 27560 (hereinafter “PPD”). Janssen and PPD are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, Janssen is a pharmaceutical company that is in the business of discovering, developing and marketing pharmaceutical products. Janssen has substantial experience and expertise in discovering and developing useful drugs in many fields;

Whereas, as part of its drug discovery effort, Janssen has discovered a certain mu opioid receptor agonist and delta opioid receptor antagonist compound;

Whereas, PPD is a company which specializes in the development of compounds in many indications; and

Whereas, PPD is interested in further developing and Janssen is interested in having PPD develop the mu opioid receptor agonist and delta opioid receptor antagonist compound.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants and agreements set forth below, the Parties hereto agree as follows.

Article 1

DEFINITIONS

As used in this Agreement, the following words and phrases shall have the following meanings:

1.1 “AB Rated Product” means a pharmaceutical product that (i) is “therapeutically equivalent” to a Licensed Product, applying the definition of “therapeutically equivalent” set forth in the Preface to the current edition of the FDA publication “APPROVED DRUG PRODUCTS WITH THERAPEUTIC EQUIVALENCE EVALUATIONS” (the “Orange Book”), as such requirements may be amended in the future, (ii) has been approved by a regulatory agency having an approved application that contains adequate scientific evidence establishing, through in vitro and/or in vivo studies, the bioequivalence of such product to a Licensed Product developed under this Agreement and which product contains the same active pharmaceutical ingredient as such Licensed Product, such that, in the case of (i) or (ii), such pharmaceutical product would be substitutable by a pharmacist for such Licensed Product when filling a prescription written for such Licensed Product without having to seek authorization to do so from the physician writing such prescription.

1.2 “API” means active pharmaceutical ingredient.

1.3 “Adverse Event” or “AE” shall have the same meaning as in the ICH guidelines (E2A, E2C and E2D) relating to the collection, maintenance analysis and reporting of an adverse event or experience.

1.4 “Affiliate” means, with respect to Janssen, PPD, or, for purposes of Section 5.1(e), PPD Development, LP, a particular corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party (or, for purposes of Section 5.1(e), PPD Development, LP). For the purposes of the definition in this Section 1.4, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.5 “Calendar Quarter” means a calendar quarter based on the Calendar Year.

1.6 “Calendar Year” means a calendar year based on the Janssen Universal Calendar for that year, as set forth in Schedule 1.6.

1.7 “Change of Control” means the occurrence of any of the following: (a) any consolidation or merger of a Party with or into any Third Party, or any other corporate reorganization involving a Third Party, in which those persons or entities that are stockholders of such Party immediately prior to such consolidation, merger or reorganization own less than fifty percent (50%) of the surviving entity’s voting power immediately after such consolidation, merger or reorganization; (b) a change in the legal or beneficial ownership of fifty percent (50%) or more of the voting securities of any Party (whether in a single transaction or series of related transactions) where, immediately after giving effect to such change, the legal or beneficial owner of more than fifty percent (50%) of the voting securities of such Party is a Third Party; or (c) the sale, transfer, lease, license or other disposition of all or substantially all of a Party’s assets in one or a series of related transactions to a Third Party.

1.8 “Clinical Trial Authorization” or “CTA” means a clinical trial authorization filed with the Medicines & Healthcare Products Regulatory Agency or EMEA as necessary to commence human clinical trials of a drug in conformance with applicable laws and regulations.

1.9 “Clinical Trial Material” or “CTM” means Licensed Product that is in a finished pharmaceutical dosage form that is (a) suitable for administration and dosing to humans in clinical trials, but (b) not intended for commercial sale (for example, without limitation, in a form that does not include external packaging and package inserts).

1.10 “Combination Product” means a Licensed Product containing both (i) a Compound as an API and (ii) one or more other APIs or technologies for which rights are not included in the license granted under this Agreement but, with respect to the items in (ii), which may each or collectively form the basis for a product separate from a Licensed Product.

1.11 “Commercialization” shall mean all activities that relate to the commercial manufacture, marketing and sale of Licensed Product for human use, including but not limited to advertising, education, planning, marketing, promotion, distribution, market and product support studies, product-related public relations, governmental affairs activities for reimbursement and formulary acceptance, sales force training, trademark selection, filing, prosecution and enforcement,. The terms “Commercialize” and “Commercializing” shall have a corresponding meaning.

1.12 “Competing Agent” means a peripheral acting small molecule agonist for the mu opioid receptor with simultaneous antagonism of the delta opioid receptor which acts locally inside the gastrointestinal tract for the treatment of diarrhea predominant irritable bowel syndrome in humans.

1.13 “Complete”, when used to describe a Phase I Trial, Phase II Trial or Phase III Trial, shall mean the date when all data and results of such trial have been collected and analyzed and a draft study report has been completed. The term “Completion” shall have a corresponding meaning.

1.14 “Compound” means the compound designated [*] (mu opioid receptor agonist and delta opioid receptor antagonist), or any isomer, tautomer, enantiomer, diastereomer, prodrug, ester, salt, hydrate, solvate, racemate, intermediate (including synthetic intermediates), or polymorph thereof.

1.15 “Confidential Information” shall have the meaning assigned to it in Section 8.1.

1.16 “Control” means, with respect to any intellectual property or right therein, that a Party (or, if applicable, Affiliate thereof) owns or has a license to such intellectual property and has the ability to grant a license or sublicense in or to such intellectual property or right as set forth herein without violating the law or the terms of any agreement or other arrangement with any Third Party.

1.17 “Development” means all activities relating to conducting Phase I Trials, Phase II Trials and Phase III Trials upon Licensed Products, obtaining the Regulatory Approval of a Licensed Product, and all activities relating to developing the ability to manufacture CTM or Finished Product. This includes, but is not limited to chemical synthesis, toxicology, pharmacology, test method development and stability testing, formulation, delivery system development, quality assurance and quality control development, manufacturing, statistical analysis, pharmacovigilance, clinical studies, regulatory affairs, manufacturing process development for bulk and final forms of a Compound, CTM or Finished Product, validation documentation, all documentation generated in connection with the manufacturing and/or processing activities and manufacturing and quality assurance technical support activities with respect to CTM or Finished Product, to the extent each of the foregoing occur prior to the First Commercial Sale of the relevant Licensed Product for human use and are not undertaken specifically with respect to particular Licensed Products intended for sale, promotional purposes, or other post-Regulatory Approval purposes. The term “Develop” shall have a corresponding meaning.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.18 “Development Plan” means the plan governing the Development activities referenced on Schedule 1.18, as such plan may be amended from time to time by PPD or Janssen as provided in this Agreement.

1.19 “Diligent Efforts” means, with respect to a Party’s obligations hereunder, the carrying out of obligations or tasks in a sustained manner consistent with the efforts a Party devotes to a research, development or marketing project for a pharmaceutical product or products of similar market potential, profit potential or strategic value resulting from its own research efforts, based on conditions then prevailing, which efforts shall in any event be no less than those which would be considered reasonable in the pharmaceutical or biotechnology industries.

1.20 “EMEA” means the European Medicines Agency or any successor agency thereof.

1.21 “Effective Date” shall have the meaning provided at the beginning of this Agreement.

1.22 “European Union” means the member states of the European Union as of the Effective Date.

1.23 “Existing CTA(s)” means the CTA(s) referenced on Schedule 1.23 attached hereto and related to the Licensed Product, all of which are controlled by Janssen or its Affiliate as of the Effective Date. For clarity, notwithstanding the definition of IND provided in Section 1.36 below, Existing CTA(s) shall not include any IND filed with the FDA.

1.24 “Existing Drug Material” means the API and CTM described on Schedule 1.24.

1.25 “Existing INDs” means the IND(s) referenced on Schedule 1.25 and related to the Licensed Product, all of which are controlled by Janssen or its Affiliate on the Effective Date. For clarity, notwithstanding the definition of IND provided in Section 1.36 below, Existing IND(s) shall not include any IND filed with any regulatory authority other than the FDA.

1.26 “FDA” means the United States Food and Drug Administration, or a successor federal agency thereto in the United States.

1.27 “FTE” means the equivalent of the work of one (1) employee with appropriate professional scientific and/or technical or managerial experience, working on a dedicated full time basis for one (1) year (consisting of at least a total of one thousand eight hundred twenty (1,820) hours per year of dedicated effort, excluding vacations and holidays) of work on or directly related to the applicable Development Plan.

1.28 “Field” means all therapeutic, prophylactic and diagnostic uses for humans and animals.

1.29 “Finished Product” means a Licensed Product in a finished pharmaceutical dosage form that is suitable for commercial sale following Regulatory Approval thereof (for example, without limitation, in packaged form such as tubes, vials, or ampules and including external packaging and package inserts).

1.30 “First Commercial Sale” means with respect to any country the first commercial sale for monetary value of a Licensed Product by a Party, its Affiliates, or a Sublicensee for use, consumption or resale of such Licensed Product in a country where Regulatory Approval of such Licensed Product has been obtained by such Party, its Affiliate, or a Sublicensee. Sale of a Licensed Product by a Party, its Affiliate, or a Sublicensee to such Party, an Affiliate thereof, or a Sublicensee shall not constitute a First Commercial Sale unless such Party, Affiliate, or Sublicensee is the end user of the Licensed Product.

1.31 “GMP API” means Compound that has been manufactured in accordance with GMP and is suitable as an API for formulation with excipients to produce CTM or Finished Product.

1.32 “Good Clinical Practice” or “GCP” means the then current standards for clinical trials for pharmaceuticals, as set forth in the ICH guidelines and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the European Union and other organizations and governmental agencies in countries in which a Licensed Product is intended to be sold to the extent such standards are not less stringent than the ICH guidelines.

1.33 “Good Manufacturing Practice” or “GMP” means: 1) the regulatory requirements for current good manufacturing practices promulgated by the FDA under the U.S. Food, Drug and Cosmetic Act (as set forth at 21 C.F.R. § 210 et seq.) and under the Public Health Service Act, Biological Products (as set forth at 21 C.F.R. §§ 600-610), as the same may be amended from time to time; and 2) such standards of good manufacturing practice as are required by the European Union and other organizations and governmental agencies in countries in which a Licensed Product is intended to be manufactured or sold, to the extent such standards are not less stringent than the FDA regulatory requirements stated above.

1.34 “Hedgeable Currency” means JPY (Japanese Yen), AUD (Australian Dollar), CAD (Canadian Dollar), EUR (Euro), GBP (British Pound), or USD (United States Dollar).

1.35 “ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceutical for Human Use.

1.36 “IND” means an Investigational New Drug Application filed with the FDA as more fully defined in 21 C.F.R. §312.3 necessary to commence human clinical trials of a drug in conformance with applicable laws and regulations or any foreign equivalent thereof (including but not limited to any CTA).

1.37 “Information” means information, results and data of any type whatsoever, in any tangible, written, documentary, electronic, or digital form, including without limitation, instructions, processes, compositions, materials, expert opinions, databases, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data, including without limitation pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.

1.38 “Janssen Know-How” means any Know-How Controlled by Janssen or any Affiliate thereof on the Effective Date that is related to the Development or Commercialization of Licensed Products, and any Know-How which comes under the Control of Janssen or any Affiliate thereof following the Effective Date that is related to the Development or Commercialization of Licensed Products. Janssen Know-How includes but is not limited to Manufacturing Know-How.

1.39 “Janssen Option” shall have the meaning assigned to it in Section 5.1(b) of this Agreement.

1.40 “Janssen Option Period” means the period of time beginning with the Effective Date and ending [*] ([*]) days after delivery by PPD of the Phase II Report, as it may be extended pursuant to Section 5.1(b).

1.41 “Janssen Patents” means any Patents Controlled by Janssen or its Affiliates on the Effective Date claiming the composition, use, or manufacture of a Compound or Licensed Product, and any Patents which come under the Control of Janssen or any Affiliate thereof following the Effective Date claiming the composition, use, or manufacture of a Compound or Licensed Product. Janssen Patents include those listed on Schedule 1.41, attached hereto, and any Patents claiming priority thereto or claiming subject matter described in such Patents. Schedule 1.41 shall be updated by Janssen from time to time to reflect any new Patents to be included within the Janssen Patents.

1.42 “Joint Advisory Committee” or “JAC” means the committee described in Section 2.4.

1.43 “Joint Invention” means any and all inventions, improvements, or discoveries, whether or not patentable, made or conceived jointly by employee(s) or agent(s) of both Parties (or their Affiliates) in the Development or Commercialization of Licensed Products, or as a result of their access to or knowledge of either Party’s Confidential Information.

1.44 “Joint Patents” means all Patents claiming Joint Inventions.

1.45 “Know-How” means any non-public, proprietary Information. For clarification, Know-How does not include any Information in published Patents.

1.46 “Licensed Product” means any therapeutic product containing or comprised of the Compound.

1.47 “Major European Markets” (each a “Major European Market”) means France, Germany, Italy, Spain and the United Kingdom.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.48 “Manufacturing Know-How” shall mean any Know-How Controlled by Janssen or any Affiliate thereof as of the Effective Date, or which comes under the Control of Janssen or any Affiliate thereof after the Effective Date, which is necessary for the manufacture of Compound or Licensed Product, including but not limited to processes therefor which Janssen or an Affiliate thereof has developed or acquired Control thereof.

1.49 “MuDelta Master Services Agreement” shall have the meaning set forth in Section 3.1.

1.50 “NDA” means a New Drug Application submitted and filed with the FDA as more fully defined in 21 C.F.R. § 314.5 et seq. or any equivalent application filed with any equivalent regulatory authority in a country other than the U.S.

1.51 “Net Sales” means with respect to a given period, the gross invoiced sales for a Licensed Product by a Party, its Affiliates, or Sublicensees hereunder to Third Parties (not including the Party’s Affiliates or Sublicensees, unless and to the extent such Affiliate or Sublicensee is the end user of such a Licensed Product), less deductions for: (i) reasonable returns, allowances, refunds, and rebates actually paid, granted or accrued, (ii) trade, quantity, cash, and other discounts and any other reasonable adjustments actually allowed or granted, including, but not limited to, those granted on account of price adjustments (including retroactive price adjustments), billing errors, rejected goods, damaged or defective goods, or recalls, (iii) chargebacks, rebates, reimbursements or similar payments or adjustments granted or fees and commissions given to wholesalers or other distributors, buying groups, health care insurance carriers or other institutions, pharmacy benefit management companies, health maintenance organizations or other health care organizations, or any governmental or regulatory authority or agency (including their purchasers and/or reimbursers), (iv) adjustments arising from consumer discount programs, (v) customs or excise duties, tariffs, sales, consumption, value added, and other taxes (except income taxes) or similar payments related to particular sales or shipments of Licensed Products, and (vi) reasonable, documented freight, handling, and insurance cost. Such amounts shall be determined from the books and records of Janssen, PPD, or any Affiliate thereof or Sublicensee maintained in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied.

Notwithstanding the foregoing, Net Sales of a Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product by the fraction A/A+B, where A is the average sale price of the Licensed Product containing solely a Compound (and not any other API or technology which itself could form the basis of a separate product) when sold separately in finished form (without the other separately-saleable technologies included within the Combination Product) in a particular country and B is the average sale price of products incorporating the other API(s) or technology(ies) sold separately in finished form in such country. In the event that such average sale price cannot be determined for both the Licensed Product containing solely the API (and not any other API or technology which itself could form the basis of a separate product) and such other product(s) in combination in the relevant country, Net Sales for the purposes of determining royalty payments with respect to such Combination Product shall be commercially reasonable and determined by good faith negotiation between Payor and Payee consistent with the ratio referenced above.

In the case of discounts on “bundles” of separate products or services which include Licensed Products, Payor may with notice to Payee discount the bona fide list price of a Licensed Product in a particular country by a commercially reasonable amount, provided that the price of such Licensed Product for purposes of calculating Net Sales in such country shall be deemed to be the undiscounted list price of such Licensed Product in such country or, if such Licensed Product is not sold other than in such a “bundle” in such country, such imputed undiscounted list price as the Parties may negotiate in good faith for such Licensed Product with respect to such country based on the unbundled, undiscounted list price of such Licensed Product in similar markets.

Notwithstanding anything herein to the contrary, the transfer of a Licensed Product to an Affiliate, Sublicensee, or other Third Party (i) in connection with the research, development or testing of a Licensed Product, (ii) for purposes of distribution as promotional samples or resale, provided such resale shall result in Net Sales subject to royalties under Section 5 of this Agreement, or (iii) for indigent or similar public support or compassionate use programs shall not, in any case, be considered a sale of a Licensed Product under this Agreement.

1.52 “Option Criteria” means the clinical and nonclinical protocols for, and results of, the safety and efficacy studies listed in Schedule 1.52.

1.53 “Patents” means all (i) patents, including all U.S. and foreign patents (including but not limited to utility patents and certificates of invention), together with any and all substitutions, extensions and term restorations (including but not limited to supplemental protection certificates or pediatric data exclusivity extension), registrations, confirmations, re-examinations, reissues, renewals, and foreign counterparts thereof, and (ii) pending applications for patents (including all U.S. and foreign patent applications), including but not limited to, provisionals, divisionals, continuations, and continuations-in-part of any of the foregoing, all domestic and foreign counterparts of any of the foregoing and patents issuing therefrom.

1.54 “Payee” means that party entitled to receive payment pursuant to the terms of this Agreement.

1.55 “Payor” means that party responsible for paying any payment obligations required under this Agreement.

1.56 “Permitted Seller” means Payor, any Affiliate thereof, and any Sublicensee having the right to sell Licensed Product.

1.57 “Phase II Trial” means a clinical trial of a Licensed Product on patients, including possibly pharmacokinetic and dose ranging studies, the principal purposes of which are to make a preliminary determination that such Licensed Product is safe for its intended use and to obtain sufficient information about such Licensed Product’s efficacy to permit the design of further clinical trials, and generally consistent with 21 CFR §312.21(b), or its successor regulation, or the equivalent in any foreign country.

1.58 “Phase III Trial” means that portion of the clinical development program that provides for the pivotal human clinical trials of a Licensed Product, which trial(s) is/are designed to (a)

establish that such Licensed Product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed; (c) be a pivotal study for submission of an NDA, and (d) be generally consistent with 21 CFR §312.21(c), or its successor regulation, or the equivalent in any foreign country.

1.59 “PPD Option” shall have the meaning assigned to it in Section 5.2(a) of this Agreement.

1.60 “PPD Option Period” means any period beginning with (A) Janssen’s provision of written notice to PPD pursuant to Section 5.1(h) (or PPD’s provision of a termination notice to Janssen pursuant to Section 5.1(h) and Janssen’s confirmation of such termination notice via written acceptance (or determination of such termination pursuant to Article 12 if Janssen does not accept such termination notice from PPD)), (B) Janssen’s failure to exercise the Janssen Option during the Janssen Option Period (or notice from Janssen to PPD prior to the expiration of the Janssen Option Period that Janssen is declining the Janssen Option), or (C) Janssen’s provision of written notice to PPD pursuant to Section 10.3(b) that it has terminated its rights to Develop and Commercialize the Licensed Products, and ending on the earlier of (X) PPD’s exercise of the PPD Option, (Y) the date [*] ([*]) months following the beginning of such PPD Option Period, or (Z) the date on which PPD terminates this Agreement pursuant to Section 5.2(g).

1.61 “PPD Patent” means any Patents Controlled by PPD or its Affiliates on the Effective Date claiming the composition, use, or manufacture of a Compound or Licensed Product, and any Patents which come under the Control of PPD or any Affiliate thereof following the Effective Date claiming the composition, use, or manufacture of a Compound or Licensed Product.

1.62 “PPD Know-How” means any Know-How which comes under the Control of PPD or any Affiliate thereof following the Effective Date that is related to the Development or Commercialization of Licensed Products.

1.63 “Pre-Phase III Development Plan” means the detailed Development Plan for the research and development activities PPD will perform in order to advance the development of the Licensed Product and to produce the Option Criteria.

1.64 “Primary Indication” shall have the meaning set forth in Section 5.1(e).

1.65 “Product-Related Materials” means all existing advertising and promotional materials (including but not limited to flyers, brochures, pamphlets and electronic media), labeling and packaging materials, and any materials or items similar to the foregoing that, in each case, pertain exclusively to the Licensed Products and are in the possession or control of a Party, and all copyright and similar rights to the contents thereof, provided that the foregoing rights shall not include any rights to any trademark, logos, or the like of a Party other than Product Trademarks.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.66 “Product Trademarks” means any trademarks, service marks, trade dress, or logos used specifically for, or for which registration is applied for or issued specifically with respect to, any Licensed Products at any time in connection with the use, development, promotion, marketing, distribution, offer for sale, or sale of such Licensed Products, including but not limited to any and all rights to the foregoing existing solely under common law, statute, or similar bases not requiring explicit government notice or registration.

1.67 “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use, sale, and marketing of a Licensed Product for human therapeutic or prophylactic use in a regulatory jurisdiction.

1.68 “Regulatory Documentation” means, with respect to a Licensed Product, all material regulatory filings and supporting documents created or submitted to the FDA or any equivalent agency or government authority outside of the United States (including any supra-national agency such as in the European Union) and all data contained therein including, without limitation, the contents of any IND(s), NDA(s), drug master file(s), correspondence to and from the FDA or any equivalent agency or governmental authority outside of the United States, minutes from meetings (whether in person or by audioconference or videoconference) with regulatory authorities, registrations and licenses, regulatory drug lists, advertising and promotion documents shared with regulatory authorities, adverse event files, complaint files and manufacturing records.

1.69 “Regulatory Exclusivity” shall mean a right or protection, granted by a regulatory authority in a jurisdiction (including the United States and foreign jurisdictions), providing, with respect to a Licensed Product: (i) marketing exclusivity that prevents the regulatory authority from accepting an NDA (whether new or abbreviated), submitted by a party other than the Party Commercializing the Licensed Product hereto (or its Affiliates or Sublicensees), for a generic or biosimilar version of a pharmaceutical product comprising a compound that is the same as or a bioequivalent of the Licensed Product, including but not limited to exclusivity achieved through new molecular entity, orphan drug, or pediatric drug exclusivity designation by the FDA or any other national, supra-national (e.g., the European Commission, the Council of the European Union, or EMEA), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity; or (ii) data protection for regulatory data submitted by the Party Commercializing the Licensed Product hereto (or its Affiliates or Sublicensees) relating to the Licensed Product, including but not limited to protection against unfair commercial use or public release consistent with, or no less stringent than, TRIPS Article 39.3.

1.70 “Regulatory Filing” means an NDA, IND, or any foreign counterparts thereof, and any other filings required by regulatory authorities relating to the Development, manufacture, or Commercialization of any Licensed Product.

1.71 “Required Option Development” means, with respect to the Licensed Product (or any API):

(i) ongoing stability testing;

(ii) carcinogenicity tests, chronic toxicology tests and any toxicology studies in process;

(iii) required regulatory reporting, correspondence, or meetings; and

(iv) microbiology work.

1.72 “Royalty Patents” means all Janssen Patents, Joint Patents, or PPD Patents (i) included, as of the Effective Date, on Schedule 1.41, and all Patents claiming priority thereto or covering any subject matter described in such Patents or (ii) covering inventions conceived, reduced to practice, or otherwise developed prior to the [*] ([*]) anniversary of the Effective Date.

1.73 “Royalty Term” shall have the meaning assigned to it in Section 5.1(g).

1.74 “Sole Invention” means any and all inventions, discoveries, or improvements, whether or not patentable, made or conceived solely by employee(s) or agent(s) of one Party (or its Affiliates) in the Development or Commercialization of Licensed Products, or as a result of such Party’s (or is Affiliates) access to or knowledge of the other Party’s Confidential Information.

1.75 “Sublicensee” means a Third Party that has been granted a license to make, use, offer to sell, import or sell Licensed Products by Janssen, PPD, or any Affiliate of either of the foregoing in accordance with this Agreement.

1.76 “Third Party” means any individual, corporation, partnership, limited liability company or other entity other than (i) Janssen, (ii) PPD, or (iii) an Affiliate of either of them.

1.77 “Valid Claim” means (i) a claim of any pending patent application for which no more than [*] ([*]) years have elapsed from the First Commercial Sale, on a country-by-country basis, of a Licensed Product covered by a claim in such pending patent application or (ii) any issued, unexpired United States or granted foreign Patent that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction from which no further appeal can be taken, and that has not been explicitly disclaimed, or admitted in writing, by (in either case) the owner or licensee thereof to be invalid or unenforceable or of a scope not covering Licensed Products through reissue, disclaimer or otherwise.

Article 2

MANAGEMENT OF PRE-PHASE III DEVELOPMENT ACTIVITY

21 Control of Pre-Phase III Development Activity. All Development of Licensed Product by PPD performed prior to Janssen exercising the Janssen Option will be done in accordance with the Pre-Phase III Development Plan. PPD shall, directly or through its Affiliates, or subcontractors, have full control over implementation of all aspects of a Licensed Product’s

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Development in accordance with the Pre-Phase III Development Plan and shall, except as explicitly provided in this Agreement or the MuDelta Master Services Agreement, be solely responsible for all costs and expense associated therewith. PPD shall keep and maintain all records required by law or regulation with respect to Licensed Products. Subject to the assignment of Existing IND(s) to PPD by Janssen pursuant to Section 2.2, PPD shall, except as may be specified in the MuDelta Master Services Agreement, have responsibility for submitting all necessary Regulatory Documentation with respect to the Existing IND(s) to perform its obligations under this Section 2.1, and, except as may be specified in the MuDelta Master Services Agreement, shall assume full responsibility for the non-clinical and clinical activities pursuant to and in support of such Pre-Phase III Development Plans. PPD shall use Diligent Efforts to Complete the Pre-Phase III Development Plan for the Licensed Product. PPD shall use Diligent Efforts to deliver the Option Criteria to Janssen for the Licensed Product.

2.2 Transfer of IND. In order to facilitate PPD’s accomplishment of the responsibilities outlined in Section 2.1, above, (i) within fifteen (15) business days of the Effective Date, Janssen shall assign all right, title, and interest in the Existing IND(s) to PPD, transfer the Existing IND(s) into PPD’s name, (ii) use Diligent Efforts, to supply PPD with copies of any Information that is necessary for PPD’s Development of Licensed Products, including but not limited to such Development in accordance with the Pre-Phase III Development Plan, (iii) Janssen will use Diligent Efforts to supply any other Information that is necessary for PPD’s Development of the Licensed Product in a reasonable time period, as reasonably requested by PPD from time-to-time, and (iv) Janssen shall supply reasonable technical support to supplement the copies of Information supplied under this section but not to exceed a total of [*]. For the purpose of clarity, any transfer of Information under this Section shall not include Manufacturing Know-How.

2.3 Design and Modifications to a Pre-Phase III Development Plan; Proposed Development During Janssen Option Period. In the event PPD desires to make a material modification to the Pre-Phase III Development Plan or perform Development, other than Required Option Development, during the Janssen Option Period, PPD shall report such change or proposed Development to Janssen through the JAC (as defined below). The JAC shall consider such change. If the JAC is unable to agree by unanimous vote on such change or proposed Development within five (5) business days of PPD proposing such change or proposed Development, then either Party may refer, in writing, the matter being considered to designated executive officers of Janssen and PPD for final resolution. If the senior officers are unable to resolve the matter within five (5) business days of the matter being referred to them by either Party, then (i) PPD shall have the right, in its reasonable discretion, to modify the Pre-Phase III Development Plan as proposed to the JAC and (ii) with respect to any Development, other than Required Option Development, proposed during the Janssen Option Period, PPD shall not be entitled to perform such Development during the Janssen Option Period. For clarification, modification to the Pre-Phase III Development Plan does not modify PPD’s obligation as to the Option Criteria unless a modification to the Option Criteria is agreed to by Janssen in writing.

2.4 Joint Advisory Committee. Within thirty (30) days of the Effective Date, Janssen and PPD shall assemble a JAC. Initially, the JAC will be composed of at least two, but no more than

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

four, representatives of each Party, with an equal number appointed by each of Janssen and PPD. Each Party shall provide a list of its representatives to the other Party within thirty (30) days after the Effective Date. Each Party will promptly notify the other Party in writing of any change in its appointed representatives. The chairperson of the JAC will be one of PPD’s representatives selected by PPD.

2.5 Duties of JAC. The duties of the JAC shall include, but not be limited to, (a) reviewing the progress of the Pre-Phase III Development Plan; (b) discussing modifications to the Pre-Phase III Development Plan; (c) reviewing the progress of patent prosecution related to the Compound; (d) discussing a preliminary Phase III Development Plan; (e) reviewing and approving any Development, other than Required Option Development, proposed by PPD to be conducted by it during the Janssen Option Period; and (f) reviewing the progress of any Development conducted pursuant to (e) above. Janssen JAC members shall provide comments from time to time on issues that come before the JAC, including but not limited to, regarding the Option Criteria that will be important to Janssen when making its decision regarding the Janssen Option. To accomplish its objectives, the JAC will meet quarterly during the term of the Pre-Phase III Development Plan. The JAC may meet in person or by telephone or video conference. In-person JAC meetings will alternate between sites designated by each Party. Each Party will bear all expenses of its personnel arising from attending such meetings. Among other duties, one of PPD’s JAC members shall prepare and promptly circulate to the other JAC members written minutes of each such meeting, which minutes will, without limitation, record the updates given at the meetings describing the progress made in development of a Licensed Product.

2.6 Termination of JAC. At the end of the Janssen Option Period for the Licensed Product, the JAC shall dissolve and the Party continuing Development or Commercialization shall keep the other Party informed of the progress of further Development and Commercialization through quarterly teleconferences and with an annual meeting and written report summarizing Development and Commercialization activities of the prior year. Such meeting may be conducted by videoconference, teleconference or in person, as agreed by the Parties. The Party continuing Development or Commercialization shall provide the other Party with (a) sales forecasts for the U.S. and European Major Markets, and (b) planned launch dates. The contact person for the Party continuing Development or Commercialization shall at least be such Party’s team leader for the Development or Commercialization of Licensed Product. Each Party is responsible for their travel costs and expenses associated with attending meetings.

2.7 Adverse Event Reporting Requirement.

(a) Consistent with the responsibilities outlined in Section 2.2, above, and after transfer of the existing IND(s) into PPD’s name, Janssen will use Diligent Efforts to supply PPD with copies of any product safety related information that is necessary for PPD’s Development of Licensed Products in a reasonable time period, as reasonably requested by PPD from time to time.

(b) During the period that the Existing IND(s) and/or CTA(s) are in the name of PPD, PPD shall be responsible for the clinical trial safety database, safety monitoring, evaluation, and regulatory reporting obligations. The clinical activities conducted by PPD, including but not limited to the collection, evaluation and reporting of Adverse Events, shall be in accordance with ICH guidance, meeting GCP standards and in compliance with applicable laws and regulations.

(c) Should Janssen exercise the Janssen Option,

(i) PPD shall transfer the accumulated safety data relating to the Licensed Product to Janssen within a mutually-agreed reasonable time period. The accumulated safety data to be transferred includes single case Adverse Event reports, pregnancy exposure reports, copies of aggregated safety reports (for example IND reports, annual safety reports and other safety reports submitted to the FDA or equivalent health authority), the sequential versions of the investigator’s brochure, all clinical research reports, and any other information concerning the safety of the Licensed Product.

(ii) Serious Adverse Event information from the PPD safety database will be transferred from PPD to Janssen in reasonably-acceptable format and within a mutually-agreed reasonable time period, which shall provide reasonably sufficient time for Janssen to enter all the data and to obtain validation of the database before the first transfer of regulatory responsibility from PPD to Janssen occurs.

(d) If Janssen declines to exercise the Janssen Option, PPD shall remain responsible for the clinical trial safety database and associated responsibilities.

(e) Each Party agree to report any updated information coming into its possession concerning any studies performed by or on behalf of such Party to the other Party responsible for the clinical trial safety database.

2.8 Compliance. Each Party shall comply with all applicable laws, rules, and regulations in performing its obligations and exercising its rights under this Agreement, and shall ensure that all of its Affiliates and Sublicensees comply with all applicable laws, rules, and regulations in their manufacture, use, development, sale, marketing, distribution, importation and exportation of Licensed Products.

Article 3

SUPPLIES OF COMPOUND/CTM

3.1 Compound Supply and Related Services. Concurrent with the execution of this Agreement, Janssen and PPD shall execute a supply and services agreement (the “MuDelta Master Services Agreement”) under which Janssen agrees to supply Product and/or perform services for PPD. Janssen shall perform its obligations under the MuDelta Master Services Agreement pursuant to the terms thereof.

Article 4

LICENSES

4.1 Development License to PPD. Janssen hereby grants to PPD a worldwide, exclusive license under Janssen Patents and Janssen Know-How to Develop the Licensed Product in the Field.

4.2 Conditional License to PPD. Upon PPD’s exercise of the PPD Option, Janssen hereby grants to PPD a royalty bearing, worldwide, exclusive license, under Janssen Patents and Janssen Know-How, to make, develop, use, market, offer for sale, sell, import, export, manufacture, have manufactured and distribute the Licensed Product in the Field.

4.3 Right to Sublicense; Sublicensees. With respect to the licenses granted in Sections 4.1 and 4.2 above and 4.8 below, such license shall include the right of the Party to sublicense to any Third Party so long as such sublicense is consistent with the terms of this Agreement and contains terms reasonably sufficient to enable such Party to comply with the provisions of this Agreement and satisfy its obligations hereunder. The efforts of a Party’s Affiliates or Sublicensees to make, Develop or Commercialize Licensed Products shall be deemed the efforts of such Party for purposes of satisfying a Party’s obligations to make, Develop or Commercialize Licensed Products under this Agreement, including but not limited to such obligations to exercise Diligent Efforts with respect thereto.

4.4 License Fee. As partial consideration for the exclusive licenses set forth in Section 4.1 and 4.2, the obligation of assignment of the Existing IND(s) to PPD provided in Section 2.2, and the obligation of the provision of GMP API and CTM to PPD by Janssen pursuant to Section 3.1, PPD shall pay a one-time, nonrefundable, upfront payment of three million five hundred thousand dollars ($3,500,000) to Janssen, within ten (10) business days after the Effective Date.

4.5 No Other Rights. Except as otherwise expressly provided herein, this Agreement does not grant PPD any license or other right under any Patents or Know-How of Janssen other than Janssen Patents and Janssen Know-How.

4.6 PPD Exclusivity.

(a) PPD hereby covenants and agrees that for a period from the Effective Date until the date [*] ([*]) years [*] or until this Agreement is earlier terminated (or deemed terminated), neither it nor its Affiliates will (i) sell or promote a Competing Agent, (ii) manufacture or have manufactured for commercial sale any Competing Agent, (iii) grant any Third Party rights under, or enter into any covenant not to sue or similar arrangement with respect to, any intellectual property or similar rights (including but not limited to rights to regulatory filings, regulatory approvals, or rights of market exclusivity) with respect to the sale, marketing, or promotion, or manufacture for commercial sale, of any Competing Agent, nor (iv) assign or transfer to any Third Party any intellectual property or other assets (including but not limited to regulatory filings, regulatory approvals, or rights of market exclusivity) reasonably useful or necessary for such Third Party’s sale, marketing, or promotion, or manufacture for commercial sale, of any Competing Agent.

(b) PPD hereby covenants and agrees that for the period of [*] ([*]) years after the Effective Date, or until this Agreement is earlier terminated (or deemed terminated), neither PPD nor any Affiliate thereof will conduct research or development activities concerning any Competing Agent, nor assist or enable, directly or indirectly, a Third Party to conduct any research or development activities concerning any Competing Agent.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(c) PPD will not conduct clinical Development activities on any Licensed Products during [*] (except under contract with Janssen or any Affiliate thereof).

(d) Notwithstanding the foregoing covenants of subsections (a), (b), and (c), PPD and its Affiliates shall be entitled to:

(i) provide services to Third Parties in connection with the preclinical, clinical, and post-marketing development (including but not limited to activities related to Phase IV clinical trials) of one or more Competing Agents, provided that, during the term of this Agreement, (y) such services are limited to those that are usual and customary for clinical research organizations in general and PPD or any of its Affiliates in particular; and (z) neither PPD nor its Affiliates shall obtain (1) any ownership interest in, or license to commercialize, any such agent(s) or product(s) nor (2) any right to receive (directly or indirectly) any consideration in connection with the subsequent promotion or sales of such agent(s) or product(s) (other than normal and customary fees and expenses charged by PPD or its Affiliates for any such services); and

(ii) develop and commercialize any product that targets the mu opioid receptor and delta opioid receptor, wherein such product is topically administered for the treatment or prevention of dermatological indications.

4.7 Janssen Exclusivity.

(a) Janssen hereby covenants and agrees that for a period from the Effective Date until the date [*] ([*]) years [*] or until this Agreement is earlier terminated (or deemed terminated), neither it nor its Affiliates will (i) sell or promote a Competing Agent, (ii) manufacture or have manufactured for commercial sale any Competing Agent, (iii) grant any Third Party rights under, or enter into any covenant not to sue or similar arrangement with respect to, any intellectual property or similar rights (including but not limited to rights to regulatory filings, regulatory approvals, or rights of market exclusivity) with respect to the sale, marketing, or promotion, or manufacture for commercial sale, of any Competing Agent, nor (iv) assign or transfer to any Third Party any intellectual property or other assets (including but not limited to regulatory filings, regulatory approvals, or rights of market exclusivity) reasonably useful or necessary for such Third Party’s sale, marketing, or promotion, or manufacture for commercial sale, of any Competing Agent.

(b) Janssen hereby covenants and agrees that for the period of [*] ([*]) years after the Effective Date, or until this Agreement is earlier terminated (or deemed terminated), neither Janssen nor any Affiliate thereof will conduct research or development activities concerning any Competing Agent, nor assist or enable, directly or indirectly, a Third Party to conduct any research or development activities concerning any Competing Agent.

(c) Janssen will not conduct clinical Development activities on any Licensed Products as of the Effective Date until such time that [*].

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(d) Notwithstanding anything to the contrary, in the event PPD exercises the PPD Option following termination under Section 10.3(b) or PPD terminates this Agreement pursuant to Section 10.2 and Janssen or any Affiliate thereof either (w) sells or promotes a Competing Agent, (x) manufactures or has manufactured for commercial sale any Competing Agent, (y) grants any Third Party rights under, or enters into any covenant not to sue or similar arrangement with respect to, any intellectual property or similar rights (including but not limited to rights to regulatory filings, regulatory approvals, or rights of market exclusivity) with respect to the sale, marketing, or promotion, or manufacture for commercial sale, of any Competing Agent, or (z) assigns or transfers to any Third Party any intellectual property or other assets (including but not limited to regulatory filings, regulatory approvals, or rights of market exclusivity) reasonably useful or necessary for such Third Party’s sale, marketing, or promotion, or manufacture for commercial sale, of any Competing Agent, then PPD shall not have any payment obligations to Janssen under Section 5.2(e), 5.2(f), or 7.3(e) of this Agreement with respect to any Development or Commercialization of Licensed Product occurring on or after the date of Janssen’s or its Affiliate’s taking any action described in (w), (x), (y), or (z) above.

4.8 License to Janssen. Upon Janssen’s exercise of the Janssen Option, PPD hereby grants Janssen a royalty-bearing, worldwide, exclusive license under PPD Patents and PPD Know-How to make, have made, use, sell, offer for sale, and import Licensed Products in the Field.

Article 5

JANSSEN AND PPD OPTIONS

5.1 Janssen Option.

(a) Delivery of the Phase II Report. Following Completion of the Phase II Trial set forth in the Pre-Phase III Development Plan, PPD shall deliver to Janssen a report summarizing in reasonable detail the results of such Phase II Trial, including but not limited to all the results regarding the Option Criteria (“Phase II Report”). PPD shall provide Janssen with access to review the clinical, nonclinical, and any other data substantiating the results of such Phase II Trial. PPD shall cease all Development activities on the Licensed Product after delivery of the Phase II Report, except to the extent (i) required by applicable law, rule, or regulation, (ii) constituting the continuation of Required Option Development (to the extent not required to be performed by Janssen under the Development Plan), (iii) PPD elects in writing to Janssen to otherwise continue Development of Licensed Products, at PPD’s expense, and such Development is mutually approved by the Parties at the JAC, or (iv) otherwise agreed by the Parties in writing. In the event Janssen does not exercise the Janssen Option for such Licensed Product in writing within the Janssen Option Period, the PPD rights are those set forth in Sections 5.2(a) and, to the extent permitted thereby, 4.1 of this Agreement.

(b) Janssen Option. Janssen will in its sole discretion exercise the Janssen option by providing written notice to PPD during the Janssen Option Period (the “Janssen Option”). During the Janssen Option Period, (i) Janssen shall have the right in its sole discretion to exercise the Janssen Option, (ii) Janssen shall have the right to reasonably request additional PPD Know-How from PPD, and (iii) for clarification, Janssen shall continue to perform any of its applicable obligations under the Development Plan and MuDelta Master Services Agreement. In the event Janssen reasonably requests additional PPD Know-How from PPD within [*] ([*]) days of receipt of the Phase II Report, the applicable [*] ([*]) day time period governing the Janssen Option Period shall be tolled pending the delivery of the requested information from PPD to Janssen, after which the time period shall again begin to run, provided that, so long as PPD has used Diligent Efforts to satisfy any such reasonable request made by Janssen within such initial [*] ([*]) day period, the maximum amount by which Janssen’s Option Period may be tolled is an additional [*] ([*]) days, for a total maximum Janssen Option Period of [*] ([*]) days. Upon exercise of the Janssen Option, (i) the license of Section 4.1 shall be terminated, (ii) the license of Section 4.8 shall become effective, and (iii) PPD agrees that Janssen (and its Affiliates and Sublicensees) shall be solely responsible, at its sole expense, for all Development and Commercialization of the Licensed Product according to the terms of this Agreement. For the sake of clarity, Janssen has no obligation to exercise the Janssen Option. Notwithstanding the foregoing, prior to Janssen’s exercise of the Janssen Option, if any, PPD shall continue the Required Option Development activities on the Licensed Product at PPD’s own expense as contemplated by Section 5.1(a).

(c) Transfer of PPD Regulatory Filings and Regulatory Documentation. If Janssen exercises the Janssen Option, then PPD shall, within fifteen (15) business days of such exercise, to the extent not previously assigned, (a) transfer into Janssen’s name legal title to all Regulatory Filings and Regulatory Documentation under the control of PPD or any Affiliate thereof concerning any Licensed Product (including but not limited to the Existing IND(s)), free and clear of all liens, claims, and encumbrances, (b) deliver to Janssen copies of all Regulatory Filings, and Regulatory Documentation, and (c) transfer ownership and deliver to Janssen all GMP API, CTM or Finished Product (if any) in the control of PPD or any Affiliate thereof, free and clear of all liens, claims, and encumbrances.

(d) Control over Development and Commercialization. If Janssen exercises the Janssen Option, Janssen shall use Diligent Efforts to Develop a Licensed Product for a first indication in the United States and each Major European Market. Janssen shall keep and maintain all records required by law or regulation with respect to Licensed Products. Janssen shall use Diligent Efforts to conduct the Phase III Development Plan and Janssen shall be solely responsible for all costs and expenses associated therewith. Janssen shall have the right to modify such Phase III Development Plan from time to time in Janssen’s reasonable judgment to meet its obligations of Diligent Efforts hereunder. Janssen will use Diligent Efforts to Commercialize the Licensed Product in the United States and each Major European Market. Without limiting the generality of the foregoing, Janssen shall undertake the commercial launch of the Licensed Product in the U.S. promptly after, and in any case not later than [*] ([*]) months after, the date upon which Regulatory Approval is granted in the United States. In addition, Janssen shall undertake the commercial launch of such Licensed Product in each Major European Market promptly after, and in any case not later than [*] ([*]) months after, the date

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

upon which Regulatory Approval is granted in such Major European Market. Janssen shall promptly notify PPD in writing of the First Commercial Sale of such Licensed Product in the U.S. and each Major European Market.

(e) CRO Services by PPD.

(i) If Janssen exercises the Janssen Option, Janssen agrees to utilize PPD Development, LP or an Affiliate thereof to perform all Phase III Trials that are required for obtaining Regulatory Approval for the primary indication of diarrhea predominant irritable bowel syndrome (the “Primary Indication), and not to have any such Phase III Trials performed by Janssen, its Affiliates, or any other Third Party. In the event that Janssen elects to use a party other than Janssen or any Affiliate thereof to perform any non-clinical services related to such Phase III Trials or the related pursuit of Regulatory Approval of any Licensed Product, including without limitation, biostatistical/data management or analytical or bioanalytical services related to such clinical trials of Licensed Products or that are otherwise performed in support of obtaining any related Regulatory Approvals for any Licensed Product, Janssen agrees to utilize PPD Development, LP or an Affiliate thereof to perform all such additional services, and not to have any such services performed by any Third Party.

(ii) In the event that Janssen wishes to have any Phase II Trials performed with respect to any indication other than the Primary Indication, it shall provide notice thereof to PPD and PPD Development, LP, and PPD Development, LP shall have the right, but not the obligation, to perform such Phase II Trials, either as part of PPD’s Development obligations under this Agreement prior to Janssen’s exercise of the Janssen Option, if and as agreed to inwriting by PPD, or, following Janssen’s exercise of the Janssen Option, as a contractor to Janssen with respect to Janssen’s Development of Licensed Products. If PPD Development, LP agrees in writing, in either case, that such Phase II Trials for any indications other than the Primary Indication shall be performed at [*] cost (except with respect to the CTM required for the performance of such Phase II Trials, which shall be supplied by [*] at its cost), Janssen shall, if it exercises the Janssen Option, utilize PPD Development, LP or an Affiliate thereof to perform all Phase III Trials with respect to such indications. In the event that Janssen elects to use a party other than Janssen or any Affiliate thereof to perform any non-clinical services related to such Phase III Trials or the related pursuit of Regulatory Approval of any Licensed Product, including without limitation, biostatistical/data management or analytical or bioanalytical services related to such clinical trials of Licensed Products or that are otherwise performed in support of obtaining any related Regulatory Approvals for any Licensed Product, Janssen agrees to utilize PPD Development, LP or an Affiliate thereof to perform all such additional services, and not to have any such services performed by any Third Party.

(iii) Notwithstanding anything to the contrary, (A) to the extent Janssen or any Affiliate thereof has reasonably sufficient internal capabilities to perform, and uses only such internal capabilities to perform, any of the non-clinical activities otherwise described in this subsection (e), Janssen shall not be obligated to utilize PPD Development, LP or any Affiliate thereof to perform such activities, and (B) Janssen’s obligations (and PPD Development, LP’s

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

rights) under this Section 5.1(e) shall not apply to the extent (1) PPD Development, LP and its Affiliates are not reasonably capable of performing such services, (2) the agreement entered into with PPD Development, LP concerning such services does not materially conform to the description provided below, or (3) the acts or omissions of PPD Development, LP or any Affiliate thereof in the course of performing any Development of Licensed Products directly, substantially, and adversely affect the Development or Commercialization of Licensed Products in a manner that PPD Development, LP or any Affiliate thereof is unable to remedy such acts or omissions within [*] ([*]) days of written notice thereof to PPD (at the addresses provided in Section 13.4, as they may be updated from time to time) and PPD Development, LP (to be provided to 929 North Front Street, Wilmington, North Carolina 28401-3331, Attention: General Counsel or such other address as PPD Development, LP may specify in writing). In connection with the services to be performed by PPD Development, LP or its Affiliate pursuant this Section 5.1(e), Janssen and PPD Development, LP or its Affiliate shall enter into a services agreement, which shall provide that (i) the services to be performed by PPD Development, LP (or its Affiliate) shall be subject to commercially reasonable regulatory compliance and quality assurance provisions and other customary and commercially reasonable terms and conditions and (ii) the pricing under such agreement shall be PPD Development, LP’s customary pricing less a [*] percent ([*]%) discount, provided that in no case shall such pricing after applying such discount exceed [*] ([*]%) of the weighted average price offered in good faith by Janssen’s preferred clinical research vendors for substantially similar services. If the Parties cannot agree on pricing, a mutually agreeable Third Party will be engaged to review Janssen’s weighted average pricing for substantially similar services offered in good faith by its preferred vendors and validate such weighted average price to PPD. The financial terms of any agreement governing PPD Development, LP’s provision of services under this Section 5.1(e) will be agreed upon by PPD Development, LP and Janssen prior to exercise of the Janssen Option. In the event of a Change of Control of PPD Development, LP or any Affiliate thereof performing any contract research organization services pursuant to this Section 5.1(e), Janssen’s obligation to utilize PPD Development, LP or an Affiliate thereof to perform such services shall expire.

(f) Milestone Payments.

(i) Clinical and Regulatory Milestones. In the event Janssen exercises the Janssen Option, Janssen shall make each milestone payment set forth below to PPD within forty-five (45) days of receipt of an invoice from PPD after the occurrence of the related milestone event. Each such milestone payment shall be payable once under this Agreement, with respect to the first occurrence of the related milestone event for the Licensed Product to achieve such milestone. Janssen shall give PPD written notice of the occurrence of a milestone event described below within ten (10) business days thereof.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Milestone Event	Milestone Payment in US Dollars
[*]	[*] dollars ($[*])
[*]*	[*] dollars ($[*])
[*]**	[*] dollars ($[*])

*	If [*], then Janssen shall, notwithstanding anything to the contrary, pay PPD a milestone payment of [*] dollars ($[*]) within forty-five (45) days of receipt of an invoice from PPD after [*], and Janssen will then pay PPD a milestone payment of [*] dollars ($[*]) within forty-five (45) days of receipt of an invoice from PPD after [*].
**	If [*], then Janssen shall, notwithstanding anything to the contrary, pay PPD a milestone payment of [*] dollars ($[*]) within forty-five (45) days of receipt of an invoice from PPD after such [*], and Janssen will then pay PPD a milestone payment of [*] dollars ($[*]) within forty-five (45) days of receipt of an invoice from PPD after [*].

Regardless of the number of Licensed Products or indications, each Milestone will be paid only once and the total amount payable under this Section 5.2(f)(i) shall not exceed eighty-five million dollars ($90,000,000) in any event.

(ii) Sales-Based Milestones. Janssen shall pay to PPD milestone payments in accordance with the schedule set forth below, based on total worldwide Net Sales of all Licensed Products for the first [*] consecutive Calendar Quarter-period during which such sales milestone event is achieved, such payment to be made within forty-five (45) days of receipt of an invoice from PPD after the achievement of such milestone event. Each of the milestone payments shall be payable only once regardless of the number of times Licensed Products achieve such sales milestone event. Janssen shall give PPD written notice of the occurrence of a sales milestone event described below within ten (10) business days thereof.

Combined Worldwide Net Sales	Milestone Payment in US Dollars
First time that combined worldwide Net Sales of all Licensed Products in [*] consecutive Calendar Quarters equals or exceeds [*] dollars ($[*])	[*] dollars ($[*])
First time that combined worldwide Net Sales of all Licensed Products in [*] consecutive Calendar Quarters equals or exceeds [*] dollars ($[*])	[*] dollars ($[*])

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

The total amount payable under this Section 5.1(f)(ii) shall not exceed seventy-five million dollars ($75,000,000) in any event.

(g) Royalties.

(i) Royalty Term. In accordance with the terms of Article 6 of this Agreement, Janssen shall pay to PPD the royalties set forth below on Net Sales of all Licensed Products, subject to any royalty rate reduction made pursuant to subsection (ii) or (iii) below. Such royalties shall be payable, on a country-by-country and Licensed Product-by-Licensed Product basis, beginning upon First Commercial Sale of a Licensed Product in a particular country until the later of (a) the ten (10) year anniversary of the First Commercial Sale of that Licensed Product in that country, (b) the expiration of the last to expire Valid Claim of the Royalty Patents covering such Licensed Product in such country, or (c) the end of the period during which the Licensed Product is subject to Regulatory Exclusivity in the relevant country (such period for a particular country and Licensed Product, the “Royalty Term”).

Aggregate Annual Calendar Year Net Sales of All Licensed Products	Royalty Rate
The portion of combined worldwide Net Sales of all Licensed Products during a particular Calendar Year less than or equal to [*] dollars ($[*])	[*] percent ([*]%) of Net Sales
The portion of combined worldwide Net Sales of all Licensed Products during a particular Calendar Year greater than [*] dollars ($[*]) but less than or equal to [*] dollars ($[*])	[*] percent ([*]%) of Net Sales
The portion of combined worldwide Net Sales of all Licensed Products during a particular Calendar Year greater than [*] dollars ($[*])	[*] percent ([*]%) of Net Sales

For example, in the instance of a full Calendar Year, if annual Net Sales of such Licensed Product in such Calendar Year are $[*] in the aggregate, the royalty due will be [*] ([*]% of the first $[*] (or $[*]) in the first increment, plus [*]% of the next $[*] (or $[*]) in the second increment, plus [*]% of the remaining $[*] (or $[*]) in the third increment).

(ii) Loss of Royalty Patent Coverage. In each country where no Valid Claims of any Royalty Patents cover the Licensed Product (or the use or manufacture thereof), the royalty rate applicable under Section 5.1(g)(i) to Net Sales of such Licensed Product in such country(ies) shall be reduced to [*] percent ([*]%) of the amount originally stated therein (i.e., reduced to [*]%, [*]%, or [*]%, depending on worldwide Net Sales), effective with respect to all sales of such Licensed Product in such country occurring on or after the date upon which there

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

are no such Valid Claims in such country, provided that, notwithstanding the foregoing, if the royalty rates applicable to Net Sales in any particular country have been previously adjusted pursuant to Section 5.1(g)(iii), the royalty rates in such country shall not be effected by this Section 5.1(g)(ii) (i.e., the royalty rate adjustment provided in Section 5.1(g)(iii) shall remain in effect with respect to such country during the applicable Royalty Term, notwithstanding the occurrence in such country of the events described in this Section 5.1(g)(ii)).

(iii) Generic Competition. If a Licensed Product is sold in a country where a product that is an AB Rated Product with respect to such Licensed Product is sold or marketed by a Third Party pursuant to a regulatory approval for the commercial sale and marketing thereof for human therapeutic or prophylactic use in such country, then the royalty rate applicable under Section 5.1(g)(i) to Net Sales of such Licensed Product in such country shall be reduced to [*] percent ([*]%) of the rate originally stated therein (i.e., reduced to [*]%, [*]%, or [*]%, depending on worldwide Net Sales), effective with respect to all Net Sales of such Licensed Product in such country occurring on or after the first day of the first calendar month following the month during which such AB Rated Product is first sold in such country.

(iv) Maximum Royalty Adjustment. For purposes of clarity, the Parties agree that, notwithstanding anything to the contrary, the royalty rates applicable to Net Sales in any country during the applicable Royalty Term shall not, in any event, be less than [*] percent ([*]%) of the royalty rates originally specified in Section 5.1(g)(i) above, regardless of any subsequent adjustments thereof.

(h) Janssen Elects Not to Develop or Commercialize Licensed Products After Exercising the Janssen Option. Without limitation of any rights or remedies that may be available to PPD for any breach by Janssen of any other provision of this Agreement, if, after exercise of the Janssen Option, Janssen ceases all Development constituting actions actively and materially progressing Licensed Products to Regulatory Approval and material Commercialization activities concerning Licensed Products for, in either case, a period of [*] ([*]) consecutive months, then Janssen shall provide notice to PPD thereof (or, in the absence of such notice, PPD may provide notice to Janssen thereof) and, upon the provision of such notice by Janssen or upon the provision of such notice by PPD and written acceptance by Janssen, then Janssen’s rights to Develop and Commercialize the Licensed Product shall be deemed terminated by Janssen in accordance with Section 10.3(b) and the PPD Option Period as set forth in Section 5.2(a) shall commence. In the event Janssen does not accept such notice by PPD within [*] ([*]) days of its provision or objects to such notice by PPD in writing prior to the expiration of such [*] ([*]) day period, the matter of whether or not such termination shall occur shall be subject to resolution in accordance with Article 12.

(i) Janssen Does Not Exercise Janssen Option. If Janssen does not exercise the Janssen Option prior to the expiration of the Janssen Option Period, or Janssen provides written notice to PPD expressly declining Janssen’s right to exercise the Janssen Option, (i) the PPD Option Period commences, (ii) Janssen agrees that PPD shall, subject to the terms of Sections 5.2(a), 10.3(c), and 10.4(e)(i), be solely responsible, at its sole expense, for all Development and Commercialization of the Licensed Product according to the terms of this Agreement. For

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

clarification, PPD shall have no obligation of any kind to Develop or Commercialize the Licensed Product until the PPD Option is exercised and, except as explicitly set forth in this Agreement or MuDelta Master Services Agreement, Janssen has no further right or obligation to Develop or Commercialize Licensed Products.

5.2 PPD Option.

(a) PPD Option. PPD may, at its sole discretion, exercise the PPD Option by providing written notice to Janssen during the PPD Option Period (the “PPD Option”). During the PPD Option Period, PPD shall, if and as elected by PPD via written notice to Janssen, have the right, but not the obligation, to Develop Licensed Products in a commercially reasonable manner (and manufacture or have manufactured Licensed Products to the extent reasonably necessary to enable PPD to engage in such Development), including but not limited to the performance of any Required Option Development, and shall, to the extent not already granted or assigned to PPD under this Agreement, be deemed to have been granted sufficient rights by Janssen under the Janssen Patents, Joint Patents, Janssen Know-How, Joint Know-How, and any Regulatory Approvals, Regulatory Filings, and Regulatory Documentation, to engage in such Development (and manufacture). At any time during the PPD Option Period, if and as requested by PPD, the Parties may enter into good faith negotiations regarding a new services agreement concerning Janssen’s supply of API, CTM, and/or Finished Product to PPD, at PPD’s cost, to the extent not already required to be provided by Janssen pursuant to the MuDelta Master Services Agreement. Upon exercise of the PPD Option, (i) the license of Section 4.8 shall be terminated, (ii) the license of Section 4.2 shall be activated, and (iii) Janssen agrees that PPD (and its Affiliates and Sublicensees) shall be solely responsible, at its expense, for all Development and Commercialization of the Licensed Product according to the terms of this Agreement. For the sake of clarity, PPD has no obligation to exercise the PPD Option.

(b) Transfer of Janssen Regulatory Filings and Regulatory Documentation. If PPD exercises the PPD Option, Janssen shall, within fifteen (15) business days of such exercise, to the extent not previously assigned,(a) transfer into PPD’s name all legal title, right and interest to all Regulatory Documentation and Regulatory Filings under the control of Janssen or any Affiliate thereof concerning any Licensed Product (including but not limited to any IND(s)), free and clear of all liens, claims, and encumbrances, (b) deliver to PPD copies of all Regulatory Filings and Regulatory Documentation, and (c) transfer ownership and deliver to PPD all GMP API, CTM, or Finished Product (if any) in the control of Janssen or any Affiliate thereof, free and clear of all liens, claims, and encumbrances. If Janssen has registered any Product Trademarks for the Licensed Products related solely to such Licensed Product, upon written request from PPD, Janssen will cooperate with and execute the necessary transfer or assignment documents prepared by PPD to effectuate an assignment (free and clear of all liens, claims, and encumbrances) of the Product Trademarks to PPD, at PPD’s cost for the transfer or assignment documents and any governmental fees for effecting such assignment. For clarity, PPD shall under no circumstance receive any rights under any trademarks of Janssen or its Affiliates that are not specific to any Licensed Product, except with respect to selling off any existing inventory.

(c) Manufacturing Know-How. Within ten (10) business days of (1) PPD exercising its PPD Option pursuant to Section 5.2(a), (2) a written request made by PPD during the PPD Option Period in connection with PPD’s Development of Licensed Product during the PPD Option Period, or (3) a written request from PPD in the event PPD has terminated the Master Services Agreement pursuant to Section 6.04 and PPD is continuing with Development of Licensed Product, Janssen shall initiate the transfer, to PPD or any designee thereof if designated in writing by PPD prior to the initiation of such transfer all Manufacturing Know-How reasonably required to (i) synthesize and manufacture, and enable or qualify PPD or any designee thereof to synthesize or manufacture, a Compound, API, CTM or Finished Product, (ii) complete the chemistry, manufacturing, and controls portion of any Regulatory Filings, in a form and format reasonably acceptable to PPD, or (iii) enable PPD or any designee thereof to continue activities related to any of the foregoing, such as development, optimization, testing, or shipping, and upon PPD’s reasonable request Janssen shall provide reasonable access to and assistance [*] as necessary to effect the purposes of the foregoing for a period of up to [*] ([*]) months. If after the two month time period, PPD requests additional assistance, PPD will pay all reasonable, documented out of pocket expenses incurred by Janssen in transferring the Manufacturing Know-How and performing any requested consultation services, provided that Janssen shall itself remain responsible for the costs of all personnel required to make such transfer or provide such assistance.

(d) Control over Development and Commercialization. If PPD exercises the PPD Option, PPD shall use Diligent Efforts to conduct further Development of the Licensed Product for a first indication in the United States and each Major European Market, and PPD shall be solely responsible for all costs and expenses it incurs with respect thereto. PPD shall keep and maintain all records required by law or regulation with respect to Licensed Products. PPD shall have the right to modify its Development Plans from time to time in PPD’s reasonably judgment to meet its obligations of Diligent Efforts hereunder. PPD shall use Diligent Efforts to Commercialize such Licensed Product in the United States and Major European Markets. Without limiting the generality of the foregoing, PPD shall undertake the commercial launch of the Licensed Product in the U.S. promptly after, and in any case not later than [*] ([*]) months after, the date upon which Regulatory Approval is granted in the United States. In addition, PPD shall undertake the commercial launch of such Licensed Product in each Major European Market promptly after, and in any case not later than [*] ([*]) months after, the date upon which Regulatory Approval is granted in such Major European Market. PPD shall promptly notify Janssen in writing of the First Commercial Sale of such Licensed Product in the U.S. and each Major European Market.

(e) Milestone Payments.

(i) Clinical and Regulatory Milestones. Subject to Section 4.7(d), in the event PPD exercises the PPD Option, PPD shall make each milestone payment set forth below to Janssen within forty-five (45) days of receipt of an invoice from Janssen after the occurrence of the related milestone event with regard to the first Licensed Product to achieve such milestone. Each such milestone payment shall only be payable once under this Agreement, with respect to the first occurrence of the related milestone event for the Licensed Products to achieve such milestone. PPD shall give Janssen written notice of the occurrence of a milestone event within ten (10) business days of the occurrence of such milestone event.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Milestone Event	Milestone Payment in US Dollars
[*]	[*] dollars ($[*])
[*]	[*] dollars ($[*])
[*]	[*] dollars ($[*])
[*]	[*] dollars ($[*])
[*]	[*] dollars ($[*])

Regardless of the number of Licensed Products or indications, each Milestone will be paid only once and the total amount payable under this Section 5.2(e)(i) shall not exceed fifty million dollars ($50,000,000) in any event.

(ii) Sales-Based Milestones. PPD shall pay to Janssen milestone payments in accordance with the schedule set forth below, based on total worldwide Net Sales of all Licensed Products for the first [*] consecutive Calendar Quarter-period during which such sales milestone event is achieved, such payment to be made within forty-five (45) days of receipt of an invoice from PPD after the achievement of such milestone event. Each of the milestone payments shall be payable only once, regardless of the number of times Licensed Products achieve such sales milestone event. PPD shall give Janssen written notice of the occurrence of a sales milestone event within ten (10) business days of the occurrence of such milestone event.

Annual Combined Worldwide Net Sales	Milestone Payment in US Dollars
Combined worldwide Net Sales of Licensed Products in [*] consecutive Calendar Quarters equals or exceeds [*] dollars ($[*])	[*] dollars ($[*])
Combined worldwide Net Sales of Licensed Products in [*] consecutive Calendar Quarters equals or exceeds [*] dollars ($[*])	[*] dollars ($[*])

The total amount payable under this Section 5.2(e)(ii) shall not exceed seventy-five million dollars ($75,000,000) in any event.

(f) Royalties.

(j) Royalty Term. In accordance with the terms of Article 6 of this Agreement, PPD shall pay the royalties set forth below on Net Sales of all Licensed Products. Subject to Section 4.7(d), such royalties shall be payable, on a country-by-country and Licensed Product-by-Licensed Product basis, beginning upon the First Commercial Sale of a Licensed Product in a particular country until the expiration of the applicable Royalty Term for a particular Licensed Product in the relevant country.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Aggregate Annual Calendar Year Net Sales of all Licensed Products	Royalty Rate(s)
The portion of combined worldwide Net Sales during a particular Calendar Year less than or equal to [*] dollars ($[*])	[*] percent ([*]%) of Net Sales
The portion of combined worldwide Net Sales during a particular Calendar Year greater than [*] dollars ($[*])	[*] percent ([*]%) of Net Sales

For example, in the instance of a full Calendar Year, if annual Net Sales of such Licensed Product in such Calendar Year are $[*] in the aggregate, the royalty due will be $[*] ([*])% of the first $[*] (or $[*]) in the first increment, plus [*]% of the remaining $[*] (or $[*]) in the second increment).

(ii) Loss of Royalty Patent Coverage. In each country where no Valid Claims of any Royalty Patents cover the Licensed Product (or the use or manufacture thereof), the royalty rate applicable under Section 5.2(f)(i) to Net Sales of such Licensed Product in such country(ies) shall be reduced to [*] percent ([*]%) of the amount originally stated therein (i.e., reduced to [*]% or [*]%, depending on worldwide Net Sales), effective with respect to all sales of such Licensed Product in such country occurring on or after the date upon which there are no such Valid Claims in such country, provided that, notwithstanding the foregoing, if the royalty rates applicable to Net Sales in any particular country have been previously adjusted pursuant to Section 5.2(f)(iii), the royalty rates in such country shall not be effected by this Section 5.2(f)(ii) (i.e., the royalty rate adjustment provided in Section 5.1(f)(iii) shall remain in effect with respect to such country during the applicable Royalty Term, notwithstanding the occurrence in such country of the events described in this Section 5.2(f)(ii)).

(iii) Generic Competition. If a Licensed Product is sold in a country where a product that is an AB Rated Product with respect to such Licensed Product is sold or marketed by a Third Party pursuant to a regulatory approval for the commercial sale and marketing thereof for human therapeutic or prophylactic use in such country, then the royalty rate applicable under Section 5.2(f)(i) to Net Sales of such Licensed Product in such country shall be reduced to [*] percent ([*]%) of the rate originally stated therein (i.e., reduced to [*]% or [*]%, depending on worldwide Net Sales), effective with respect to all Net Sales of such Licensed Product in such country occurring on or after the first day of the first calendar month following the month during which such AB Rated Product is first sold in such country.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(iv) Maximum Royalty Adjustment. For purposes of clarity, the Parties agree that, notwithstanding anything to the contrary, the royalty rates applicable to Net Sales in any country during the applicable Royalty Term shall not, in any event, be less than [*] percent ([*]%) of the royalty rates originally specified in Section 5.2(f)(i) above, regardless of any subsequent adjustments thereof.

(g) PPD Does Not Exercise the PPD Option. In the event PPD does not exercise the PPD Option, or PPD provides written notice to Janssen expressly declining PPD’s right to exercise the PPD Option, prior to the expiration of the PPD Option Period, then this Agreement (and all licenses granted hereunder) shall terminate effective as of the expiration of the PPD Option Period (or provision of such written notice), subject to Section 10.4(d). For clarity, in the event PPD does not exercise the PPD Option, neither Party shall have any obligations to, or rights granted by, the other Party under this Agreement to Develop or Commercialize the Licensed Products.

(h) PPD Elects Not to Develop or Commercialize Licensed Products After Exercising the PPD Option. Without limitation of any rights or remedies that may be available to Janssen for any breach by PPD of any other provision of this Agreement, if, after exercise of the PPD Option, PPD ceases all Development constituting actions actively and materially progressing Licensed Products to Regulatory Approval and material Commercialization activities concerning Licensed Products for, in either case, a period of [*] ([*]) consecutive months, then PPD shall provide notice to Janssen thereof (or, in the absence of such notice, Janssen may provide notice to PPD thereof) and, upon the provision of such notice by PPD or upon the provision of such notice by Janssen and written acceptance by PPD, then PPD’s rights to Develop and Commercialize the Licensed Product shall be deemed terminated by PPD in accordance with Section 10.3(a). In the event PPD does not accept such notice by Janssen within [*] ([*]) days of its provision or objects to such notice by Janssen in writing prior to the expiration of such [*] ([*]) day period, the matter of whether or not such termination shall occur shall be subject to resolution in accordance with Article 12.

Article 6

RECORDS, REPORTS AND PAYMENTS

6.1 Payment Method; Reports.

(a) Wire and Currency. All payments to a Payee pursuant to Article 5 shall be made by Federal Reserve electronic wire transfer in immediately available funds to an account designated by the Payee.

(b) Royalty Payments. All royalty payments calculated and made by Licensee will be made in the currency of sale (e.g., royalties on sales in the European Union will be paid in Euros). Notwithstanding the above, if sales were made in a currency other than a Hedgeable Currency as defined in Section 1.34, then such amounts would be converted into United States dollars in accordance with Section 6.4.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(c) Reports and Records. Within forty-five (45) days after the close of each Calendar Quarter in which there are any Net Sales subject to the payment of royalties or other amounts under this Agreement, the Payor shall furnish to Payee a statement of Net Sales of each Licensed Product for such Calendar Quarter setting forth the Net Sales for each country in which Licensed Products were sold during such Calendar Quarter, and a calculation of royalties due pursuant to Article 5, together with a payment of royalties due for such Calendar Quarter. Payor will mail such report to the Payee pursuant to Section 13.4 and to Brian Tuttle, Controller, PPD Therapeutics, Inc., 929 North Front Street, Wilmington, North Carolina 28401-3331 (in the case of reports to PPD) or JANSSEN PHARMACEUTICA N.V., Accounts Payable, Turnhoutseweg 30, 2340 Beerse, Belgium (in the case of reports to Janssen). The amount of royalty payment due to Payee shall be paid by Payor concurrently with the remittance of each royalty report. Interest shall accrue on any payments due under this Agreement (including but not limited to royalties) not paid when due through and including the date upon which Payee has collected the funds in accordance herewith at a rate equal to the lesser of (i) the sum of [*] percent ([*]%) plus the prime rate of interest quoted in the Money Rates (or equivalent) section of The Wall Street Journal (or any substitute source mutually agreed to by the Parties), calculated daily on the basis of a three hundred sixty (360) day year, or (ii) the maximum interest rate allowed by applicable law.

6.2 Taxes.

(a) Payor will make all payments to Payee under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment.

(b) Any tax required to be withheld on amounts payable under this Agreement will promptly be paid by Payor on behalf of Payee to the appropriate governmental authority, and Payor will furnish Payee with proof of payment of such tax. Any such tax required to be withheld will be an expense of and borne by Payee.

(c) Payor and Payee will cooperate with respect to all documentation required by any taxing authority or reasonably requested by Payor to secure a reduction in the rate of applicable withholding taxes.

(d) If Payor had a duty to withhold taxes in connection with any payment it made to Payee under this Agreement but Payor failed to withhold, and such taxes were assessed against and paid by Payor, then Payee will indemnify and hold harmless Payor from and against such taxes (including interest). If Payor makes a claim under this Section 6.2(d), it will comply with the obligations imposed by Section 6.2(b) as if Payor had withheld taxes from a payment to Payee.

6.3 Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, royalty payments pursuant to Article 5 arising from Net Sales made in that country shall be paid to Payee in the country in local currency by deposit in a local bank designated by Payee, unless the Parties otherwise agree.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

6.4 Foreign Exchange. With respect to Net Sales invoiced or expenses incurred in a currency other than United States dollars, notwithstanding Section 6.1(b), such Net Sales invoiced or expenses incurred will be converted into the United States dollar equivalent using a rate of exchange that corresponds to the rate used to record such receipt or expenditure for GAAP reporting purposes for the respective reporting period. If a Party is not required to perform such currency conversion for its GAAP reporting, then for such period such Party will convert its amounts received and expenses incurred into United States dollars using a rate of exchange that corresponds to the noon buying rate as published by the Wall Street Journal, Eastern U.S. Edition on the second to last business day of the applicable reporting period (or such other publication as agreed-upon by the Parties).

6.5 Records; Inspection. Payor shall keep, and shall require its Permitted Sellers to keep, complete, true and accurate books of accounts and records for the purpose of determining the basis and accuracy of payments to be made under this Agreement. Such records shall be kept in accordance with GAAP, showing Net Sales on country-by-country and Licensed Product-by-Licensed Product basis, and Payor’s or its Permitted Sellers’ usual internal practices and procedures (which shall be commercially reasonable), consistently applied. Such books and records shall be kept for at least [*] ([*]) years following the end of the Calendar Quarter to which they pertain. Such records will be open for inspection by Payee during such five (5) year period by independent accountants reasonably acceptable to Payor, solely for the purpose of verifying the basis and accuracy of amounts in the payment statements hereunder. Such inspections shall be made no more than [*] each Calendar Year, at reasonable time and on reasonable notice and shall be limited to information related to Licensed Products. Results of any such inspection shall be deemed to be Confidential Information of Payor. If any errors in favor of Payor are discovered in the course of such inspection, then within thirty (30) days of written request by Payee, Payor shall pay Payee those amounts that Payee would have received in the absence of such errors, plus interest pursuant to and in accordance with Section 6.1(c). Inspections conducted under this Section 6.5 shall be at the expense of Payee, unless a variation or error in favor of Payor exceeding [*] percent ([*] %) of the amount due for the period covered by the inspection is established in the course of such inspection, whereupon all reasonable, documented costs relating to the inspection for such period will be paid promptly by Payor. In the event of overpayment to Payee, any amount of such overpayment shall be fully creditable against amounts payable for the immediately succeeding Calendar Quarter.

Article 7

INFORMATION, INVENTIONS AND INTELLECTUAL PROPERTY

7.1 Ownership.

(a) Inventorship. Inventorship for all Sole Inventions and Joint Inventions will be determined under the patent laws of the United States.

(b) Ownership of Sole Inventions and Joint Inventions. Each Party shall own the entire right, title and interest in and to any and all of its Sole Inventions and all intellectual property rights appurtenant thereto Each Party shall own an undivided one-half interest in and to

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

any and all Joint Inventions, and Joint Patents. Subject to the terms of, and the rights granted under, this Agreement, each of Janssen and PPD as joint owners shall each have the right to exploit and to grant licenses under such Joint Inventions and Joint Patents (without an accounting or obligation to, or consent required from, the other Party).

7.2 Patent Prosecution and Maintenance.

(a) Inventions. Each Party shall notify the other Party promptly of each Sole Invention or Joint Invention made by such Party.

(b) Janssen Patents. Janssen shall have the primary responsibility for, and shall use Diligent Efforts in, preparing, filing, prosecuting and maintaining Janssen Patents, including but not limited to those which are Royalty Patents. Janssen shall provide to PPD, at least on an annual basis, with a detailed list accurately identifying the status of all Janssen Patents, including but not limited to those which are Royalty Patents. Janssen shall provide PPD with a reasonable opportunity to review and comment upon draft patent applications and office action responses for such Patents. If Janssen decides not to file, prosecute, or maintain any Janssen Patents, Janssen shall give PPD reasonable notice of same (such notice to be provided reasonably in advance of any statutory, response, maintenance fee, or similar deadlines) and after receipt of such notice, PPD may, upon written election to Janssen, file, prosecute, or maintain such Patents in its sole discretion at its own expense and shall be made the exclusive attorney of record for such Patents. PPD shall continue to keep Janssen reasonably informed with respect to the status of such Patents and their prosecution.

(c) PPD Patents. PPD shall have the primary responsibility for, and shall use Diligent Efforts in preparing, filing, prosecuting and maintaining PPD Patents, including but not limited to those which are Royalty Patents. PPD shall provide to Janssen, at least on an annual basis, with a detailed list accurately identifying the status of all PPD Patents, including but not limited to those which are Royalty Patents. PPD shall provide Janssen with a reasonable opportunity to review and comment upon draft patent applications and office action responses for such Patents. If PPD decides not to file, prosecute, or maintain any PPD Patents, PPD shall give Janssen reasonable notice of same (such notice to be provided reasonably in advance of any statutory, response, maintenance fee, or similar deadlines) and after receipt of such notice, Janssen may, upon written election to PPD, file, prosecute, or maintain such Patents in its sole discretion at its own expense and shall be made the exclusive attorney of record for such Patents. Janssen shall continue to keep PPD reasonably informed with respect to the status of such Patents and their prosecution.

(d) Sole Inventions and Joint Inventions. The Parties shall work in good faith to establish the patent strategy for all Joint Inventions. The Parties shall (a) exchange (i) drafts of any new patent application that covers any Joint Invention prior to filing that application, allowing adequate time for review and comment by the other Party if possible, and each Party shall take into account any reasonable comments or consideration of the other Party; provided, however, the drafting Party shall not be obligated to delay the filing of any patent application; and (ii) copies of all correspondence from any and all patent offices concerning patent applications covering any Joint Invention and an opportunity to comment on any proposed responses, voluntary amendments and submissions of any kind to be made to any and all such patent offices and (b) with respect to any Joint Patents, shall use Diligent Efforts to cooperate and work together in good faith to file, prosecute, and maintain Joint- Patents in a manner reasonably consistent with the Development and Commercialization of Licensed Products under this Agreement. If at any time either Party decides not to file, prosecute, or maintain any Joint Patent, such Party (the “Abandoning Party”) shall give the other Party reasonable notice of same (such notice to be provided reasonably in advance of any statutory, response, maintenance fee, or similar deadlines) and after receipt of such notice, the other Party may, upon written election to the Abandoning Party, file, prosecute, or maintain such Patents in its sole discretion at its own expense and shall be made the exclusive attorney of record for such Patents. A Party assuming control of Joint Patents shall continue to keep the Abandoning Party reasonably informed with respect to the status of such Patents and their prosecution.

(e) Each Party acknowledges that the Party responsible for prosecution and maintenance of Patents licensed or co-owned under this Agreement (the “Prosecution and Maintenance”) does not guarantee the issuance, validity, or enforceability of any such Patent or any claim resulting from its efforts hereunder. Neither Party shall have any liability to the other Party for any negligent acts or misconduct of outside counsel utilized in connection with the Prosecution and Maintenance, provided that the other Party was notified of the selection of such outside counsel and gave consent thereto, not unreasonably withheld. A Party responsible for Prosecution and Maintenance of any particular Patents under Section 7.2(b) or 7.2(c) (the “Patenting Party”) shall not have any liability to the other Party with respect to the content of any particular draft patent application or office action response to the extent (i) the other Party had a reasonable opportunity (but in no event less than sixty (60) days) to review and comment on such draft patent application or office action response, provided that, notwithstanding the foregoing, in the event the other Party requests any additional information from the Patenting Party within thirty (30) days of receipt of a proposed patent application or office action response from the Patenting Party, the applicable review and comment period governing such patent application or office action response (and its minimum length of sixty (60) days) shall be tolled pending the delivery of the requested information, after which such time period shall again begin to run, and provided further that, so long as the Patenting Party has used Diligent Efforts to satisfy any such reasonable request made by the other Party within such initial thirty (30) day period, the maximum amount by which the review and comment period may be tolled is an additional sixty (60) days (with the minimum length of the review and comment period in such case being no more than one hundred twenty (120) days), (ii) the Patenting Party made reasonably available and accessible to the other Party for discussion and information-sharing purposes with respect to such application or office action response the patent attorney(s) primarily responsible for the Prosecution and Maintenance of the relevant patent application(s), (iii) the Patenting Party (X) provided a dedicated patent attorney to discuss patent strategy and satisfy any requests for additional information made by the other Party with respect to such draft patent application or office action response (e.g., available prior art with respect to any proposed patent application) and (Y) used Diligent Efforts to satisfy any such requests, and (iv) the other Party either (A) approved such draft application or office action response or failed to provide any comments with respect thereto or (B) provided substantive comments with respect to such draft application or office action response and such comments were fully implemented by the Patenting Party therein.

7.3 Enforcement of Patent Rights.

(a) Infringement of Patent Rights. Each Party to this Agreement shall notify the other in writing promptly of any actual, potential or suspected infringement (collectively “alleged infringement”) of Janssen Patents, Joint Patents, or PPD Patents as they relate to Licensed Products of which such Party becomes aware and shall promptly provide the other Party with available evidence of such alleged infringement. In such event, the Parties shall discuss the most appropriate action to take.

(b) PPD First Right to Pursue Infringers. With respect to any actual, potential or suspected infringement of Janssen Patents, PPD Patents or Joint Patents as they relate to Licensed Products occurring while PPD has exclusive Commercialization rights by license from Janssen with respect to Licensed Products under this Agreement, PPD shall have the first and primary right, but not the obligation, to, in its sole discretion, initiate, prosecute, and control any action or legal proceedings, and/or enter into a settlement, including any declaratory judgment action, on its behalf or in Janssen’s name, if necessary. If, within [*] ([*]) months of the notice above, PPD (i) shall have been unsuccessful in persuading the alleged infringer to desist, (ii) shall not have brought and shall not be diligently prosecuting an infringement action, or (iii) has not entered into settlement discussions with respect to such infringement, or if PPD notifies Janssen that it has decided not to undertake any of the foregoing against any such alleged infringer, then Janssen shall then have the right to bring suit to enforce such Janssen Patents, PPD Patents or Joint Patents at its own expense and, upon written notice from Janssen. If either Party brings any infringement action or proceeding hereunder, the other Party agrees to be joined as a plaintiff and, at the expense of the other Party, to give the Party undertaking such infringement suit or other action reasonable assistance and authority to control, file and prosecute the suit as necessary.

(c) Janssen First Right to Pursue Infringers. With respect to any actual, potential or suspected infringement of Janssen Patents, PPD Patents, or Joint Patents as they relate to Licensed Products occurring while Janssen has exclusive rights with respect to Licensed Products under this Agreement, Janssen shall have the first and primary right, but not the obligation, to, in its sole discretion, initiate, prosecute, and control any action or legal proceedings, and/or enter into a settlement, including any declaratory judgment action, on its behalf or in Janssen’s name. If, within [*] ([*]) months of the notice above, Janssen (i) shall have been unsuccessful in persuading the alleged infringer to desist, (ii) shall not have brought and shall not be diligently prosecuting an infringement action, or (iii) has not entered into settlement discussions with respect to such infringement, or if Janssen notifies PPD that it has decided not to undertake any of the foregoing against any such alleged infringer, then (a) PPD shall then have the right to bring suit to enforce such Janssen Patents, PPD Patents, and Joint Patents as they relate to Licensed Products at its own expense and, upon written notice from PPD. If either Party brings any infringement action or proceeding hereunder, the other Party agrees to be joined as a plaintiff and, at the expense of the other Party, to give the Party undertaking such infringement suit or action reasonable assistance and authority to control, file and prosecute the suit as necessary.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(d) Infringement of Third Party Patent Rights. If a Party’s conduct or exercise of its rights under this Agreement becomes the basis of a claim of infringement of any patent or other proprietary right of any Third Party, such Party shall promptly give notice to the other Party and the Parties shall confer to consider the claim and an appropriate course of action. If and when a Party to this Agreement has the right to defend an infringement claim, each Party shall have the right to conduct the defense against any such claim or infringement action brought against it, and shall have the right and authority to settle any such claim or action after consultation with the other Party, subject to subsection (e) below. The other Party shall cooperate with the defending Party, as reasonably requested by it, in connection with the defense against such claim or action, at the defending Party’s expense. Costs and fees of any such defense (including but not limited to damages and reasonable, documented attorneys’ fees and expenses, but excluding any royalties or similar amounts due as consideration under any settlement agreement with respect thereto for any post-settlement activities) may be deducted, prior to the calculation of any payments due under Article 5, with respect to such a defense from the Net Sales of the relevant Licensed Product(s).

(e) Litigation Control. The Party pursuing or controlling any action or defense under Section 7.3(b), 7.3(c), or 7.3(d) (the “Controlling Party”) shall be free to enter into a settlement, consent judgment, or other voluntary disposition of any such action or defense, provided, however, that (i) the Controlling Party shall consult with the other Party (the “Secondary Party”) prior to entering into any settlement thereof and (ii) any settlement, consent judgment or other voluntary disposition of such actions which (1) materially limits the scope, validity, or enforceability of any Janssen Patents, Joint Patents, or, if PPD is the Secondary Party, PPD Patents, (2) subjects the Secondary Party to any non-indemnified liability or obligation, or (3) admits fault or wrongdoing on the part of Secondary Party must, in each case, be approved in writing by Secondary Party. The Secondary Party shall provide the Controlling Party notice of its approval or denial of such approval within ten (10) business days of any request for such approval by the Controlling Party, provided that (i) in the event Secondary Party wishes to deny such approval, such notice shall include a written description of Secondary Party’s reasonable objections to the proposed settlement, consent judgment, or other voluntary disposition and (ii) Secondary Party shall be deemed to have approved such proposed settlement, consent judgment, or other voluntary disposition in the event it fails to provide such notice within such ten (10) business day period. Any recovery or damages received by the Controlling Party with respect to the infringement of the Janssen Patents, Joint Patents, or PPD Patents as they relate to Licensed Products shall be used first to reimburse the Parties for unreimbursed reasonable, documented expenses incurred in connection with such action, and the remainder shall be split (i) [*]% to the Controlling Party and [*]% to the Secondary Party, with respect to any alleged infringement, occurring prior to initial Regulatory Approval of a Licensed Product anywhere in the world, for which Janssen is the Controlling Party and, (ii) [*]% to the Controlling Party and [*]% to the Secondary Party, with respect to any alleged infringement, occurring prior to the initial Regulatory Approval of a Licensed Product anywhere in the world, for which PPD is the Controlling Party, or (iii) [*]% to the Controlling Party and [*]% to the Secondary Party, with respect to any alleged infringement occurring on or after the date of the initial Regulatory Approval of a Licensed Product anywhere in the world, with the Controlling Party in each case

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

promptly paying the Secondary Party its portion of such recovery or damages. Notwithstanding the foregoing, the Secondary Party, at its expense, shall have the right to be represented by counsel of its choice in any such proceeding.

7.4 Patent Term Extensions. The Party commercializing the Licensed Product (“Commercializing Party”) may request that the other Party, and upon such a request, the other Party shall, apply for (and, if applicable, grant Commercializing Party rights under) patent term extensions, pediatric data package exclusivity extension, Supplementary Protection Certificates, any functional equivalents of any of the foregoing, or similar means of extending market exclusivity or patent protection for any Licensed Product in any territory where such items are permissible for any Janssen Patent, Joint Patent, PPD Patent, or Licensed Product, as the case may be. In order for such request to be valid, the Commercializing Party shall provide a written request to the other Party specifying the extension(s) to be applied for and the time period(s) to apply for such request. The other Party will provide the other Commercializing Party with all Licensed Product or Patent-related information and data in its possession reasonably needed to enable the Commercializing Party to request, prepare or apply for any such items with respect to the applicable Patents or Licensed Product.

7.5 Patent Marking. To the extent permitted by applicable laws and regulations, the Party Commercializing any Licensed Product agrees to mark, and to cause any Permitted Seller Commercializing any Licensed Product to mark, Licensed Products (through a marking on containers, packaging or labels, or an Orange Book or like listing) made, sold, or otherwise disposed of by it or them with any notice of patent rights reasonably necessary, in any country where Licensed Products are sold, to (i) enable Patents (to the extent, in each case, relating to Licensed Products) to be enforced to their full extent or (ii) ensure the availability of all potential legal or equitable remedies with respect to any infringement of any Patents, (to the extent, in each case, relating to Licensed Products) by any Third Party.

7.6 Trademarks. Licensed Products may be Commercialized under trademarks selected by the Party Developing and Commercializing such Licensed Products. As between the Parties, the Party Developing and Commercializing Licensed Products will, except to the extent assigned to the other Party as explicitly contemplated by this Agreement, exclusively own all Product Trademarks and be responsible for the procurement, filing and maintenance of registrations for such Product Trademarks and all related costs and expenses.

Article 8

CONFIDENTIAL INFORMATION

8.1 Nondisclosure of Confidential Information. All Information disclosed by one Party to the other Party pursuant to this Agreement shall be the “Confidential Information” of the disclosing Party. The Parties agree that during the Term, and for a period of [*] ([*]) years thereafter, a Party receiving Confidential Information of the other Party will (i) maintain in

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

confidence such Confidential Information to the same extent such Party maintains its own proprietary industrial information of similar kind and value (but at a minimum each Party shall use commercially reasonable efforts to do so), (ii) not publish or otherwise disclose such Confidential Information to any Third Party without prior written consent of the other Party, and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement.

8.2 Exceptions. The obligations in Section 8.1 shall not apply with respect to any portion of the Confidential Information that the receiving Party can show by competent written proof:

(a) Was generally available to the public or otherwise part of the public domain at the time it was disclosed to the receiving Party hereunder; or

(b) Was known to the receiving Party or its Affiliate, without obligation to keep it confidential, prior to disclosure by the disclosing Party; or

(c) Is subsequently disclosed to the receiving Party or its Affiliate without obligation to keep it confidential by a Third Party lawfully in possession thereof and having the right to so disclose such Confidential Information without breach of any obligation of confidentiality to the disclosing Party; or

(e) Became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party; or

(f) Has been or was independently developed or discovered by employees of the receiving Party or its Affiliates without the aid or use of all or any part of such Confidential Information.

8.3 Authorized Disclosure. A Party may disclose the other Party’s Confidential Information to the extent such disclosure is reasonably necessary in the following instances:

(a)	Filing or prosecuting Patents relating to Sole Inventions or Joint Inventions;

(b)	Regulatory Filings and prosecutions of the same;

(c)	Prosecuting or defending litigation;

(d) To the extent such disclosure is required by applicable law or regulation, valid court order or legal process, provided, however, that such Party gives the other Party advance notice of such required disclosure, limits the disclosure to that actually required, and cooperates, at the other Party’s expense, in the other Party’s attempts to obtain a protective order or confidential treatment of the Confidential Information required to be disclosed; or

(e) Disclosure, in connection with the performance of or exercise of rights under this Agreement, to Sublicensees, manufacturers, collaborators, contractors, employees, consultants, or other agents or representatives of a Party or its Affiliates, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least as protective as those set forth in this Article 8.

The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to investment bankers, counsel accountants, financial advisors, potential or actual investors, potential or actual lenders, potential or actual acquirers, acquisition targets, or merger targets, actual or potential Sublicensees, or actual or potential other strategic partners, provided that they are bound by obligations of confidentiality and non-use at least as protective as those set forth in this Article 8. In addition, a copy of this Agreement or a notification thereof may be filed or registered by either Party with any governmental or regulatory authority, including but not limited to the Federal Trade Commission, the Justice Department, or the Securities and Exchange Commission (or any similar foreign entity) if such filing is required by law or regulation. In connection with any such filing, such Party shall (i) provide the other Party a reasonable opportunity to review and comment on any potential disclosure and (ii) use commercially reasonable efforts to obtain confidential treatment of economic, trade secret, and other confidential or proprietary information to the extent permitted by applicable laws, rules, and regulations and the applicable governmental agency(ies). In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information except as permitted hereunder.

8.4 Publicity. The Parties agree that the public announcement of the execution of this Agreement shall be substantially in the form of the press release attached as Schedule 8.4. No other written publication, news release or other written public announcement relating to this Agreement or to the performance hereunder, shall be made without the other Party’s written consent; provided, however, that any disclosure which is required by stock exchange regulation or by law (including but not limited to Regulation FD and any duties to disclose material information or known trends and uncertainties, and duties to update financial guidance or other disclosure) as advised by the disclosing Party’s counsel may be made without the prior consent of the other Party, provided that the other Party shall be given prompt notice of any such legally required written disclosure and to the extent reasonably practicable shall provide the other Party an opportunity to comment on the proposed written disclosure prior to its disclosure or release.

8.5 Publications. During the performance of the Pre-Phase III Development Plan, neither Party shall publish or present the results of any studies regarding the Licensed Product without the other Party’s written consent, except as may be required pursuant to the terms under which any study is performed at or in collaboration with any academic or nonprofit institution requiring reasonable publication rights with respect to its involvement in such study. Upon exercise of the Janssen Option or after the expiration of the Janssen Option Period, the Party Developing or Commercializing the Licensed Product under this Agreement shall have the right to publish as such Party reasonably deems necessary to achieve reasonable goals, consistent with this Agreement, for the Development or Commercialization of Licensed Products, provided that it shall provide the other Party a reasonable advance opportunity, but no less than [*] ([*]) days prior to its intended submission for publication, to (i) review and comment on such proposed publication prior to its submission and (ii) review the proposed publication for any patentable inventions and file patent application(s) with respect thereto prior to submission for publication. Both Parties understand that a reasonable commercial strategy may require delay of publication of information or filing of patent applications. The Parties agree to review and consider delay of

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

publication and filing of patent applications except that either Party shall be free to publish the results of and/or information concerning development of a Licensed Product in clinical trials provided the other Party is given a reasonable opportunity to review the information to be published prior to publication in accordance with Section 8.6. Nothing contained in this Section 8.5 shall prohibit the inclusion of information necessary for a patent application, provided the non-filing Party is given a reasonable opportunity to review the information to be included prior to submission of such patent application. Any disputes between the Parties regarding delaying a publication or presentation to permit the filing of a patent application shall be handled in accordance with Section 12.1.

8.6 Publication of Clinical Studies. PPD has read and understands the Johnson & Johnson Policy of the Registration and Reporting of Results of Johnson & Johnson Pharmaceutical Company Sponsored Clinical Studies (the “Policy”), a copy of which has been provided to PPD prior to the Effective Date , and agree that the Development and Commercialization contemplated herein is subject to that Policy. In connection with the Development and Commercialization contemplated hereunder, PPD agrees that it will, and it will cause any of its Affiliates to agree to, permit Janssen to register and publish the data in accordance with such Policy, and otherwise comply with all terms therein. PPD further agrees to provide, or to cause any of its Affiliates to provide to, PPD such reasonable assistance as Janssen may require in connection with fulfilling the requirements set forth in the Policy. Notwithstanding anything to the contrary in this Agreement, Janssen’s compliance with the terms of the Policy will not result in a breach of any provision of this Agreement, including without limitation, the obligations of confidentiality.

Article 9

REPRESENTATIONS, WARRANTIES, AND COVENANTS

9.1 Mutual Authority; No Conflict; Future Encumbrances. Janssen and PPD each represents and warrants to the other that (i) it is duly organized and validly existing under the laws of the state or jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof; (ii) it has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; (iii) this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy or other debtor’s rights laws and regulations; (iv) it has the authority and right to enter into and perform this Agreement; and (v) its execution, delivery and performance of this Agreement will not conflict in any material fashion with the terms of any other agreement to which it is a Party or by which it is bound.

9.2 Performance by Affiliates; Performance Guarantee.

(a) The Parties recognize that each Party may perform some or all of its obligations under this Agreement through such Party’s Affiliates, provided, however, that each Party shall remain responsible for the payment and performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

(b) For any period of time following the Effective Date during which PPD, Inc. is an Affiliate of PPD, PPD, Inc. hereby fully and unconditionally guarantees to Janssen PPD’s, and each of PPD’s Affiliates’, compliance with, and performance of Janssen’s obligations under, this Agreement. PPD, Inc. expressly waives any requirement that Janssen exhaust any right, power or remedy or proceed against PPD or any Affiliate thereof for any obligation or performance hereunder. With the exception of the rights expressly granted to Janssen in this Section 9.2(b), nothing expressed or implied from this Section 9.2(b) is intended to or shall be construed to give to any person or entity other than Janssen any legal or equitable rights, remedy or claim under or in respect of this Section 9.2(b), and this Section 9.2(b) is intended to be and is for the sole and exclusive benefit of Janssen. No person or entity, other than Janssen, is an intended third-party beneficiary of this Section 9.2(b) in any respect whatsoever. For clarity, the foregoing two sentences shall not be interpreted as limiting the ability of any successor or permitted assign of Janssen to exercise Janssen’s rights pursuant to this Section 9.2(b).

9.3 Janssen Representations and Warranties. Janssen represents, warrants, and covenants that:

(a) As of the Effective Date, it is the owner of all right, title, and interest in all Janssen Patents (including those listed on Schedule 1.41), Existing IND(s), Existing CTA(s), and related Regulatory Documentation free and clear of any liens, claims, or encumbrances, and it did not acquire such right, title and interest from any Third Party other than by assignment from employees of Janssen or its Affiliates pursuant to the terms of their employment;

(b) As of the Effective Date, (1) neither Janssen nor any Affiliate thereof is a party to any contract, arrangement, or understanding relating to any Janssen Patent, Janssen Know-How, Existing IND(s), Existing CTA(s), or related Regulatory Documentation granting any Third Party any rights to develop or commercialize any Licensed Product; (2) neither Janssen nor any Affiliate thereof is aware of any ground rendering, or reasonably likely to render, the Janssen Patents invalid or unenforceable; (3) neither Janssen nor any Affiliate thereof is aware of any material defect regarding the preparation or prosecution of the Janssen Patents that would render such Janssen Patent invalid or unenforceable; (4) neither Janssen nor any Affiliate thereof is aware of the existence of any patent or other intellectual property right owned, licensed, or otherwise controlled by a Third Party that (i) would materially preclude the Parties from conducting Development and Commercialization of Licensed Products, or (ii) that would be infringed by the development, commercialization, use, manufacture, sale, or importation of any Licensed Product as contemplated by this Agreement; (5) neither Janssen nor any Affiliate thereof has received or is aware of any notice or other communication alleging that a Compound or any Licensed Product, or the use, manufacture, or sale thereof as contemplated by this Agreement, infringes or misappropriates the intellectual property rights of any Third Party;

(c) During any portion of the term of this Agreement during which PPD has been granted rights under any Janssen Patents or Joint Patents, Janssen will not grant, any right to any Third Party that conflicts with the rights to the Janssen Patents or Joint Patents granted to PPD hereunder, or which would grant such Third Party the right to make, have made, use, sell, offer for sale, or import Licensed Products thereunder;

(d) The Janssen Patents listed on Schedule 1.41 are, as of the Effective Date, the only Patents owned, licensed, or otherwise controlled by Janssen or any Affiliate thereof claiming a Compound, any Licensed Products, or the manufacture, use, or application of any of the foregoing;

(e) No application for a patent filed by or on behalf of Janssen with respect thereto, and included within the Janssen Patents, has been abandoned or allowed to lapse;

(f) With respect to the Janssen Patents, to its knowledge, as of the Effective Date:

(i) none of the Janssen Patents is the subject of any pending interference, opposition, cancellation or other protest proceeding; and

(ii) there are no claims pending, threatened, or previously made alleging infringement or misappropriation of any trade secrets of any Third Party;

(g) To its knowledge, as of the Effective Date, the Existing IND(s) and Existing CTA(s) are and have been filed, updated, and maintained in accordance with applicable laws, rules, regulations, and guidelines, and neither Janssen nor any Affiliate thereof has received nor been the subject of, nor is aware of any information for which one would reasonably expect Janssen or any Affiliate thereof to receive or be the subject of, any correspondence or other action on the part of any regulatory authority which would or could reasonably be expected to have a material adverse effect on the Existing IND(s), Existing CTA(s), or Development of any Licensed Product;

(h) As of the Effective Date, and except for the Existing IND(s) and Existing CTA(s), neither Janssen nor any of its Affiliates own, control, or have any rights to any Regulatory Approvals, Regulatory Filings, or other Regulatory Documentation regarding any Licensed Product and, to Janssen’s knowledge, no Licensed Product or other product incorporating a Compound has been approved by any regulatory authority in any jurisdiction for marketing or sale for human use;

(i) As of the Effective Date, neither Janssen nor any Affiliate thereof has received from the FDA or any foreign regulatory authority any written notice regarding the approvability or approval of any Licensed Product. No Licensed Product has been withdrawn, suspended or discontinued by Janssen or any Affiliate thereof as a result of any action by the FDA or any foreign regulatory authority.

(j) As of the Effective Date, Janssen does not own, license, or control any rights to any trademarks, service marks, or trade dress with respect to Licensed Products;

(k) As of the Effective Date, (i) Janssen possesses the Existing Drug Material and owns all right, title, and interest to the Existing Drug Material, free and clear of all liens, claims, and encumbrances, and (ii) the Existing Drug Material has been manufactured in accordance with GMP and all applicable laws, rules, and regulations and conforms to the description thereof provided on Schedule 1.24, without material defect or contamination; and

(l) As of the Effective Date, (1) Janssen has provided to PPD all the material data listed in Schedule 9.3(l), relating to efficacy and toxicity of the Compound and Licensed Products in Janssen’s possession or under Janssen’s control as of the Effective Date, respectively, (2) all such data is accurate, complete, and has been generated in accordance with commercially reasonable and generally accepted scientific standards (including, but not limited to, as reasonably appropriate, GLP and GCP), and (3) there is no additional preclinical or clinical data in the possession of Janssen or any Affiliate thereof that would reasonably be anticipated to materially and adversely affect PPD’s Development or Commercialization of the Licensed Product.

9.4 PPD Representations and Warranties. PPD represents, warrants, and covenants that during the term of this Agreement, and any period thereafter during which Janssen has been granted rights under any PPD Patents, neither PPD nor any Affiliate thereof shall grant, any right to any Third Party which conflicts with the rights to the PPD Patents granted to Janssen hereunder.

9.5 Disclaimer of Warranties. EXCEPT AS SET FORTH IN SECTIONS 9.1, 9.3, AND 9.4, EACH PARTY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS. IN PARTICULAR, AND SUBJECT TO THE SPECIFIC WARRANTIES PROVIDED IN SECTION 9.3 OF THIS AGREEMENT AND SECTION 12.01(A) OF THE MUDELTA MASTER SERVICES AGREEMENT, THE COMPOUNDS AND LICENSED PRODUCTS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF LICENSED PRODUCTS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

Article 10

TERM AND TERMINATION

10.1 Term. Unless sooner terminated as hereinafter provided, this Agreement shall continue in full force and effect on a Licensed Product-by-Licensed Product and country-by-country basis until the date no further payment obligations of Payor to Payee relating to a Licensed Product are due under Article 5. At such time, all licenses granted to the Party Commercializing such Licensed Products under this Agreement in such country shall survive, but shall be non-exclusive, fully paid-up, and royalty-free, with rights of sublicense.

10.2 Early Termination for Material Breach. Notwithstanding anything to the contrary set forth in this Agreement, if either Party is in material breach of this Agreement (including without limitation any material breach of a representation or warranty made in this Agreement), then the other Party may deliver notice of such breach to the breaching Party. In such notice, the non-breaching Party shall identify the specific nature of default, require the breaching Party to cure the breach, and state its intention to terminate the Agreement if such breach is not cured. The breaching Party shall have [*] ([*]) days to either cure such breach or, if cure cannot be reasonably affected within such [*] ([*]) day period, to deliver to the non-breaching Party a plan for curing such breach which is reasonably sufficient to effect a cure. Such a plan shall set forth a program for achieving cure as rapidly as practicable and specify a commercially reasonable date for achieving such cure consistent with the foregoing, which shall not, in any event, exceed [*] ([*]) days. Following delivery of such plan, the breaching Party shall use Diligent Efforts to carry out the plan and cure the breach by such date. If the breaching Party fails to cure such breach within the [*] ([*]) day period (or such later date set forth in the plan provided by the breaching Party in accordance with the foregoing, which shall not in any event exceed [*] ([*]) days following notice of such breach), or the non-breaching Party reasonably determines that (a) the proposed corrective plan or the actions being taken to carry it out is/are not commercially practicable by the specified date or (b) the specified date for cure in such plan does not represent a commercially reasonable date to achieve such cure as rapidly as practicable through the application of the breaching Party’s Diligent Efforts, the non-breaching Party may, upon written notice, terminate this Agreement in its entirety pursuant, subject to the effects of termination described in Sections 10.3(c) and 10.4 below. Notwithstanding anything to the contrary, (i) the cure period for any failure to pay amounts due under this Agreement shall not, in any event, exceed [*] ([*]) days from written notice thereof by the other Party and (ii) PPD shall not be entitled to terminate this Agreement pursuant to this Section 10.2 for any material breach of Janssen’s obligations under the second sentence of Section 3.1.

10.3 Voluntary Termination.

(a) At any time during the PPD Option Period or when PPD is the Party Developing or Commercializing Licensed Products under this Agreement (itself or through its Affiliates or Sublicensees), PPD shall have the right to terminate this Agreement for any reason or no reason upon written notice to Janssen, provided that termination shall be effective [*] ([*]) days following the provision of such notice. In the event of any termination by Janssen under Section 5.2(h) (which shall otherwise be deemed a termination under this Section 10.3(a)), “notice” for purposes of this subsection (a) shall include, without limitation, notice from Janssen and written acceptance by PPD of such termination or a determination pursuant to Article 12 that such termination shall be effective.

(b) At any time, Janssen shall have the right to terminate its rights to Develop and Commercialize the Licensed Product for any reason or no reason upon written notice to PPD, provided that such termination shall be effective [*] ([*]) days following the provision of such notice. In the event of any termination by PPD under Section 5.1(h) (which shall otherwise be deemed a termination under this Section 10.3(b)), “notice” for purposes of this subsection (b) shall include, without limitation, notice from PPD and written acceptance by Janssen of such termination or a determination pursuant to Article 12 that such termination shall be effective.

(c) In addition to, and without limitation of, the Parties’ rights and obligations under Sections 10.4(c), 10.4(d), and 10.4(e), the Parties agree that, upon notice of any termination pursuant to Section 10.3(a) or 10.3(b), (i) the Parties shall cooperate during the notice period, at the expense of the Party exercising (or being deemed to have exercised) its termination right

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

under this Section 10.3 (the “10.3(c) Terminating Party”), in undertaking a reasonable wind-down, and/or orderly transition to the other Party, of the 10.3(c) Terminating Party’s Development and/or Commercialization activities, as requested by the other Party in its reasonable discretion consistent with any of such Party’s continuing rights and interest in the Licensed Product following such termination, provided however, the 10.3(c) Terminating Party shall not be obligated to initiate any new substantive activity, distinct from any previously ongoing substantive activity, that would itself create any new obligations on the part of such Party that would continue following the effectiveness of such termination (e.g. a Terminating Party shall not be required to initiate a new clinical trial; if notice of termination is provided/received during the conduct of a clinical trial for the Licensed Product, the Terminating Party shall not be required to enroll new patients in such trial, but shall be required to continue the treatment and/or monitoring of patients enrolled in such trial prior to such notice of termination), and (ii) the 10.3(c) Terminating Party shall, following termination, continue to comply with and satisfy all requirements under all laws, rules, regulations, and guidelines remaining applicable to its subsequent Development or Commercialization of Licensed Products (e.g. reporting requirements related to clinical trials, adverse events, etc.).

10.4 Effects of Termination.

(a) Termination by Janssen pursuant to Section 10.2. If Janssen terminates this Agreement under Section 10.2, (i) any and all licenses granted to PPD by Janssen pursuant to Sections 4.1 and 4.2 shall terminate and (ii) PPD shall, to the extent requested by Janssen in writing, (1) assign and transfer to Janssen all right, title, and interest in all quantities of GMP API, CTM, and Finished Product in PPD’s control and all Regulatory Filings, Regulatory Documentation, Regulatory Approvals, Product Trademarks (if any), and Product-Related Materials (if any), (2) irrevocably and perpetually grant Janssen the rights described in Section 4.8 with respect to PPD Patents and PPD Know-How, and (3) use Diligent Efforts to assign to Janssen any manufacturing, supplier, distributor, clinical study, or other contracts concerning the Development or Commercialization of Licensed Products entered into by PPD with Third Parties or otherwise facilitate Janssen’s establishment of similar relationships with such Third Parties, provided that, notwithstanding anything to the contrary, (X) as consideration for (1), (2), and (3), the payment obligations described in Sections 5.1(f), 5.1(g), and 7.3(e) shall remain in effect and apply to Janssen’s (or its Affiliates’ or Sublicensees’) development and commercialization of Licensed Products following such termination and (Y) such amounts due under Sections 5.1(f), 5.1(g), and 7.3(c) shall, if such termination occurs following PPD’s Completion of the Phase II Trial in accordance with the Pre-Phase III Development Plan under Section 2.1 and provision of the Phase II Report, be reduced by [*] percent ([*]%) from those stated in Sections 5.1(f), 5.1(g), and 7.3(e) (other than reimbursements of out-of-pocket costs, which shall not be reduced); if such termination occurs prior to PPD’s Completion of the Phase II Trial in accordance with the Pre-Phase III Development Plan under Section 2.1 and provision of the Phase II Report, Janssen shall not have any payment obligations to PPD under Section 5.1(f) or 5.1(g) with respect to any Development or Commercialization activities, or under Section 7.3(e) with respect to any infringement, occurring following termination (except reimbursements of out-of-pocket costs,

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

which shall remain fully payable in accordance therewith). If PPD has registered any Product Trademarks for any Licensed Product(s) related solely to such Licensed Product(s), upon written request from Janssen, PPD will cooperate with and execute any reasonable, necessary assignment and transfer documents prepared by Janssen to effectuate an assignment of the Product Trademark to Janssen, at Janssen’s cost for the assignment and transfer documents and any governmental fees for effecting such assignment. For clarity, Janssen shall under no circumstance receive any rights under the trademarks of PPD or its Affiliates not solely related to Licensed Products.

(b) Termination by PPD pursuant to Section 10.2. If PPD terminates this Agreement under Section 10.2, (i) any and all licenses granted to Janssen by PPD pursuant to Section 4.8 shall terminate and (ii) Janssen shall, to the extent requested by PPD in writing, (1) assign and transfer to PPD all right, title, and interest in all quantities of GMP API, CTM, and Finished Product in Janssen’s control and all Regulatory Filings, Regulatory Documentation, Regulatory Approvals, and Product-Related Materials (if any), (2) irrevocably and perpetually grant PPD the rights described in Sections 4.1 and 4.2 with respect to Janssen Patents and Janssen Know-How, and (3) use Diligent Efforts to assign to PPD any manufacturing, supplier, distributor, clinical study, or other contracts concerning the Development or Commercialization of Licensed Products entered into by Janssen with Third Parties or otherwise facilitate PPD’s establishment of similar relationships with such Third Parties, provided that, notwithstanding anything to the contrary, (X) as consideration for (1), (2), and (3), the payment obligations described in Sections 5.2(e), 5.2(f), and 7.3(e) shall remain in effect and apply to PPD’s (or its Affiliates’ or Sublicensees’) development and commercialization of Licensed Products following such termination and (Y) such amounts due Janssen under Sections 5.2(e), 5.2(f), and 7.3(e) (other than reimbursements of out-of-pocket costs, which shall not be reduced) shall be reduced by [*] percent ([*]%) from those stated in Sections 5.2(e), 5.2(f), and 7.3(e). If Janssen has registered any Product Trademarks for the Licensed Product related solely to such Licensed Product, upon written request from PPD, Janssen will cooperate with and execute any reasonable and necessary assignment and transfer documents prepared by PPD to effectuate an assignment of the Product Trademark to PPD, at PPD’s cost for the assignment and transfer documents and any governmental fees for effecting such assignment. For clarity, PPD shall under no circumstance receive any rights under the trademarks of Janssen or its Affiliates not solely related to Licensed Products.

(c) Termination Pursuant to Section 10.3(a) (Other than in Conjunction with a Termination by PPD of the MuDelta Master Services Agreement for Janssen’s Material Breach Thereof). If PPD terminates (or is deemed to have terminated) this Agreement pursuant to Section 10.3, (i) any and all licenses granted to PPD by Janssen pursuant to Sections 4.1 and 4.2 shall terminate, (ii) PPD shall, to the extent requested by Janssen in writing, (1) assign and transfer to Janssen all right, title, and interest in all quantities of GMP API, CTM, and Finished Product in PPD’s control and all Regulatory Filings, Regulatory Documentation, Regulatory Approvals, Product Trademarks (if any), and Product-Related Materials (if any), (2) grant Janssen the rights described in Section 4.8, and (3) use Diligent Efforts to assign to Janssen any manufacturing, supplier, distributor, clinical study, or other

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

contracts concerning the Development or Commercialization of Licensed Products entered into by PPD with Third Parties or otherwise facilitate Janssen’s establishment of similar relationships with such Third Parties, and (iii) Janssen shall not have any payment obligations to PPD under Section 5.1(f) or 5.1(g) with respect to any Development or Commercialization activities, or under Section 7.3(e) with respect to any infringement, occurring following termination (except reimbursements of out-of-pocket costs, which shall remain fully payable in accordance therewith). If PPD has registered any Product Trademarks for the Licensed Product related solely to such Licensed Product, upon written request from Janssen, PPD will cooperate with and execute any reasonable and necessary assignment and transfer documents prepared by Janssen to effectuate an assignment of the Product Trademark to Janssen, at Janssen’s cost for the assignment and transfer documents and any governmental fees for effecting such assignment. For clarity, Janssen shall under no circumstance receive any rights under the trademarks of PPD or its Affiliates not solely related to Licensed Products.

(d) Termination Pursuant to Section 5.2(g) or Section 10.3(a) in Conjunction with a Termination by PPD of the MuDelta Master Services Agreement for Janssen’s Material Breach Thereof. If this Agreement terminates pursuant to Section 5.2(g), or PPD terminates this Agreement pursuant to Section 10.3(a) and indicates in such notice that such termination is being made in conjunction with a termination by PPD of the MuDelta Master Services Agreement pursuant to Section 6.04 thereof, then upon such termination (A) the license granted to PPD from Janssen under Section 4.1 shall terminate and (B) PPD shall assign and transfer to Janssen all right, title, and interest in all Regulatory Filings, Regulatory Documentation, and Regulatory Approvals provided that, notwithstanding the foregoing, PPD shall retain ownership of, or, to the extent not previously assigned to PPD, have assigned to it by Janssen, all right, title, and interest to all materials, data, information, documentation, or Know-How generated by or on behalf of either Party (or any Affiliate thereof) at PPD’s cost under this Agreement or the MuDelta Master Services Agreement, including but not limited to that portion of any Regulatory Filings or Regulatory Documentation submitted to FDA or any other regulatory authority by or on behalf of PPD or, to the extent done at PPD’s cost, Janssen or any Affiliate thereof. For clarity, in the event of any termination of this Agreement that is subject to this Section 10.4(d), neither Party shall have any obligations or rights under this Agreement to Develop or Commercialize the Licensed Products under any Patents, Know-How, Regulatory Approvals, Regulatory Filings, or Regulatory Documentation owned or controlled by the other Party, and neither Janssen nor any Affiliate or Sublicensee thereof shall be entitled to rely on any portion of any Regulatory Filing, Regulatory Documentation, and Regulatory Approval generated at PPD’s expense, or that references or relies on any materials, data, information, documentation, or Know-How generated by or on behalf of either Party (or any Affiliate thereof) at PPD’s cost, with respect to any Development or Commercialization of any Licensed Product following such termination without entering into a separate written agreement with PPD governing the terms and conditions (including economic terms for the benefit of PPD) of Janssen’s use or reliance on any of the foregoing. Upon Janssen’s written request following any termination of this Agreement that is subject to this Section 10.4(d), PPD agrees to enter into good faith negotiations with Janssen concerning such an agreement, the terms of which shall be commercially reasonable and reflect the relative contributions of the Parties.

(e) Termination Pursuant to Section 10.3(b).

(i) Prior to Exercise of Janssen Option. If Janssen terminates (or is deemed to have terminated) its rights to Develop and Commercialize the Licensed Product prior to the exercise of the Janssen Option and pursuant to Section 10.3(b), then (X) Janssen shall grant PPD the rights described in Section 4.1, (Y) the PPD Option Period becomes effective upon notice of such termination, and (Z) Janssen shall, without limitation of, and in addition to, its obligations under Section 10.3(c), continue to perform any of Janssen’s or its Affiliates’ obligations under Section 3.02(a) of the MuDelta Master Services Agreement pursuant to the terms thereof.

(ii) Following Exercise of Janssen Option. If Janssen terminates (or is deemed to have terminated) its rights to Develop and Commercialize the Licensed Product following the exercise of the Janssen Option and pursuant to Section 10.3(b), then (X) Janssen shall grant PPD the rights described in Sections 4.1, (Y) the PPD Option Period becomes effective upon notice of such termination, and (Z) for a period of [*] ([*]) days following such notice, Janssen shall, without limitation of, and in addition to, its obligations under Section 10.3(c), (1) continue any Development or Commercialization of Licensed Products being performed by or on behalf of Janssen or any Affiliate thereof prior to the provision of notice of such termination, at its expense, which Development or Commercialization shall include the continued performance of any Phase II Trials, Phase III Trials, or Phase IV Trials underway prior to the provision of notice of such termination, provided however, Janssen shall not be obligated to initiate any new substantive activity, distinct from any previously ongoing substantive activity, that would itself create any new obligations on the part of Janssen or its Affiliates that would continue following the effectiveness of such termination (e.g. Janssen and its Affiliates shall not be required to initiate a new clinical trial; if notice of termination is provided/received during the conduct of a clinical trial for the Licensed Product, Janssen and its Affiliates shall not be required to enroll new patients in such trial, but shall be required to continue the treatment and/or monitoring of patients enrolled in such trial prior to such notice of termination), and (2) continue to perform any of Janssen’s or its Affiliates’ obligations under the MuDelta Master Services Agreement pursuant to the terms thereof.

(f) Reduced Payments. The Parties hereby agree and acknowledge that (i) the license grants, assignments, and related financial terms, if any, provided in Sections 10.4(a), 10.4(b), 10.4(c), 10.4(d), and 10.4(e) are in addition to, and without limitation of, any legal or equitable remedies that may be available with respect to any breach of this Agreement and (ii) the financial terms provided in Sections 10.4(a), 10.4(b), and 10.4(c) constitute a reasonable, fair, and equitable reflection of the relative value of each Party’s contributions and interest in the future value of the opportunity presented under this Agreement in the event of the circumstances under which such economic terms apply, and are not intended, and shall not be construed, as a form of penalty for any act or omission under this Agreement.

(g) Sublicenses. Notwithstanding any provision herein to the contrary, in the event a Party has entered into a license or sublicense agreement(s) granting any Third Party rights to

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Develop and/or Commercialize Licensed Products as permitted by this Agreement (such Party, the “Licensing Party”) (but which agreement must, in any event, include rights for such Third Party to Commercialize Licensed Products), and the Licensing Party’s rights under Section 4 are terminated by the other Party (the “10.4(g) Terminating Party”) pursuant to Section 10.2, , (i) such license or sublicense (including but not limited to any rights to payment thereunder) shall, to the extent not imposing obligations on the 10.4(g) Terminating Party in excess of those contained in this Agreement and provided for in such sublicense, be automatically assigned to the 10.4(g) Terminating Party, provided such Third Party is not in material breach of such license or sublicense, and (ii) the Licensing Party shall, to the extent not otherwise granted or assigned to the 10.4(g) Terminating Party under this Agreement and reasonably necessary to enable the 10.4(g) Terminating Party to grant such Third Party the rights granted under the assigned sublicense or license, (a) grant to the 10.4(g) Terminating Party rights under Janssen Patents, Janssen Know-How, Joint Patents, Joint Know-How, PPD Patents, and/or PPD Know-How, as applicable, and (b) assign all right, title, and interest to all Regulatory Approvals, Regulatory Filings, Regulatory Documentation, PPD Clinical Information, Product Trademarks (if any), and Product-Related Materials (if any) to the 10.4(g) Terminating Party.

(h) Residual Obligation Upon Termination. Termination of this Agreement for any reason whatsoever will not release or discharge Janssen or PPD from the performance of any obligation, the payment of any debt or responsibility for any liability which may have previously accrued and remains to be performed, paid or discharged, at the date of such termination. However, upon termination no further obligations under this Agreement shall be incurred by Janssen or PPD, except with respect to those obligations arising under provisions surviving such termination pursuant to Section 10.6.

10.5 Additional Remedies. Termination of this Agreement under this Article 10 or any other provision of this Agreement providing any right of termination shall not be exclusive or prejudicial to any legal or equitable rights or remedies each Party may have on account of any breach or default of this Agreement or otherwise.

10.6 Survival. The following provisions of this Agreement shall, in addition to any provisions specified elsewhere in this Agreement as surviving termination hereof in certain circumstances, survive any termination or expiration hereof: Articles 1, 6 (with respect to any payment obligation surviving termination), and 12 and Sections 4.3 (with respect to any license surviving termination or expiration), 4.7(d), 7.1, 7.2(a), 7.2(b) (to the extent PPD’s rights to Janssen Patents survive such termination), 7.2(c) (to the extent Janssen’s rights to PPD Patents survive such termination), 7.2(d) (to the extent any license survives termination or expiration), 7.2(e) (to the extent any license survives termination or expiration), 7.3 (with respect to infringements occurring while either Party has rights to Develop or Commercialize Licensed Products under this Agreement), 7.4 (to the extent either Party has been granted rights by the other Party to Commercialize Licensed Products under this Agreement), 7.5 (to the extent either Party has been granted rights by the other Party to Commercialize Licensed Products under this Agreement), 7.6, 8.1, 8.2, 8.3, 9.2, 9.5, 10.1, 10.3(c), 10.4, 10.5, 10.6, 11.1, and 11.2.

Article 11

INDEMNIFICATION, INSURANCE; LIMITATION OF LIABILITY.

11.1 Indemnification.

(a) Indemnification by Each Party. Each Party hereby agrees to indemnify, defend and hold harmless the other Party, its Affiliates, and such Party’s and its Affiliates’ directors, officers, employees, agents, and other representatives (each, an “Indemnitee”; collectively, the “Indemnitees”) from and against any and all damages, liabilities, expenses and/or loss, including reasonable legal expenses and reasonable attorneys’ fees (“Losses”) resulting from suits, claims, proceedings or causes of action brought by a Third Party against such Indemnitee based on the indemnifying Party, its Affiliates, agents or, to the extent applicable, Sublicensees : (i) breach of a representation or warranty contained in this Agreement; (ii) breach of this Agreement or failure to comply with any applicable laws, rules, or regulations; (iii) performance or non-performance of its obligations under this Agreement; or (iv) development, manufacture, use, sale, distribution, offering for sale, importation, or exportation of Licensed Products (which shall include but not be limited to any liability based on product liability or any personal injury or death resulting from the administration of any Licensed Product to any human subject or patient prior to or following Regulatory Approval thereof); except to the extent such Losses result from any Indemnitee’s (1) breach of a representation or warranty contained in this Agreement; (2) breach of this Agreement or failure to comply with any applicable laws, rules, or regulations; (3) negligence, fraud or willful misconduct; or (4) development, manufacture, use, sale, distribution, offering for sale, importation, or exportation of Licensed Products.

(b) Control. In the event that a Party is seeking indemnification under this Section 11.1, it shall inform the indemnifying Party in writing of the relevant claim in writing as soon as reasonably practicable after it receives notice of the suit, claim, proceedings or causes of action, shall permit the indemnifying Party to assume direction and control of the defense of the claim, including without limitation the right to select defense counsel, which counsel shall be reasonably satisfactory to the indemnified Party, and shall cooperate as reasonably requested by the indemnifying Party (at the expense of the indemnifying Party) in the defense of the claim. The failure or delay to so notify the indemnifying Party shall not relieve the indemnifying Party of any obligation or liability that it may have to the Indemnitee except to the extent that the indemnifying Party demonstrates that its ability to defend or resolve such Third Party claim is adversely affected thereby. In no event may the indemnifying Party compromise or settle any suit claim, proceedings or causes of action in any manner that admits fault or wrongdoing on the part of any Indemnitee, incur non-indemnified liability on the part of any Indemnitee, or adversely affect any of the intellectual property rights subject to this Agreement or otherwise adversely affect either Party’s ability to Develop or Commercialize Licensed Products hereunder, without the prior written consent of the Indemnitee. No Indemnitee shall enter into any settlement of any claim subject to indemnification under this Section 11.1 without the prior written consent of the indemnifying Party with respect thereto.

11.2 Limitation of Liability. EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE, FRAUD, WILLFUL MISCONDUCT, OR PATENT INFRINGEMENT BY A PARTY OR ITS AFFILIATES OR WITH RESPECT TO THE INDEMNIFICATION PROVIDED UNDER SECTION 11.1, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES, DIRECTORS,

OFFICERS, EMPLOYEES OR AGENTS BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT. For clarification, the foregoing sentence shall not be interpreted to limit or to expand the express rights specifically granted in this Agreement.

11.3 Insurance. Janssen has and shall maintains in full force and effect during the term of this Agreement commercial general liability insurance and product liability insurance in amounts not less than $[*] million per occurrence and $[*] million annual aggregate. PPD shall maintain in full force and effect during the term of this Agreement commercial general liability insurance, product liability insurance and clinical trial insurance in amounts not less than $[*] million per occurrence and $[*] million annual aggregate. PPD’s clinical trial insurance shall be in compliance with all local regulations. Within five (5) business days of a Party’s written request, the other Party shall provide the requesting Party with a copy of its policy(ies), along with any amendments and revisions thereto. In addition, each Party shall furnish to the other Party certificates evidencing the insurance coverages within five business (5) days of the other Party’s written request. Each of the certificates shall provide that the coverage will not be canceled or materially reduced until at least thirty (30) days after written notice has been given to the other Party.

Article 12

DISPUTE RESOLUTION

12.1 Disputes. Except as specifically set forth in Section 2.3, the Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 12 if and when a dispute arises under this Agreement. The JAC, if in existence, shall serve as the initial forum for resolving all such disputes. If the JAC is not in existence or is unable to resolve any dispute within fifteen (15) days of either Party presenting such dispute to the JAC, the dispute shall be referred to the [Title] of PPD and to the [Title] of Janssen, for discussion and resolution. If such personnel are unable to resolve such dispute within thirty (30) days of initiating such negotiations, unless otherwise agreed by the Parties, such dispute shall be finally settled under Sections 12.3 and 12.4.

12.2 Governing Law; Jurisdiction. Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of Delaware, without regard to conflicts of law or choice of law rules that would provide for application of the law of a jurisdiction outside Delaware. Subject to the provisions of this Article 12, all disputes with respect to this Agreement shall be brought and heard either in the

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Delaware state courts located in New Castle County, Delaware, or the federal district court for the District of Delaware located in Wilmington, Delaware. The Parties to this Agreement each consent to the in personam jurisdiction and venue of such courts. The Parties agree that service of process upon them in any such action may be made if delivered in person, by courier service, by telegram, by telefacsimile or by first class mail, and shall be deemed effectively given upon receipt.

12.3.1 Mediation.

(a) Any dispute, controversy or claim arising out of or related to this agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise, which claim would, but for this provision, be submitted to arbitration shall, before submission to arbitration, first be mediated through non binding mediation in accordance with The CPR Mediation Procedure then in effect of the International Institute for Conflict Prevention and Resolution (CPR) available at www.cpradr.org/m_proced.htm, except where that procedure conflicts with these provisions, in which case these provisions control. The mediation shall be conducted in Wilmington, Delaware and shall be attended by a senior executive with authority to resolve the dispute from each of the operating companies that are Parties.

(b) The mediator shall be neutral, independent, disinterested and shall be selected from a professional mediation firm such as JAMS or CPR.

(c) The Parties shall promptly confer in an effort to select a mediator by agreement. In the absence of such an agreement within (ten) 10 days of initiation of the mediation, the mediator shall be selected by CPR as follows: CPR shall provide the Parties with a list of at least fifteen (15) names from the CPR Panels of Distinguished Neutrals. Each Party shall exercise challenges for cause, two peremptory challenges, and rank the remaining candidates within five (5) working days of receiving the CPR list. The Parties may together interview the three top ranked candidates for no more than one hour each and, after the interviews, may each exercise one peremptory challenge. The mediator shall be the remaining candidate with the highest aggregate ranking.

(d) The mediator shall confer with the Parties to design procedures to conclude the mediation within no more than fifteen (15) days after initiation. Under no circumstances may the commencement of arbitration under Section 12.4 below be delayed more than fifteen (15) days by the mediation process specified herein absent contrary agreement of the Parties.

(e) Each Party agrees not to use the period or pendency of the mediation to disadvantage the other Party procedurally or otherwise. No statements made by either side during the mediation may be used by the other or referred to during any subsequent proceedings.

(f) Each Party has the right to pursue provisional, injunctive, or equitable relief from any court, such as attachment, preliminary, temporary, or permanent injunction, replevin, etc., to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, even though mediation has not been commenced or completed. Any period of limitations that would otherwise expire between the initiation of a mediation and its conclusion shall be extended until twenty (20) days after the conclusion of the mediation.

12.4 Dispute Resolution Process.

(a) Any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise, and further including any such controversy or claim involving the parent company, subsidiaries, or affiliates under common control of any Party, will be submitted for resolution to arbitration pursuant to the Non-Administered Arbitration Rules then in effect of the International Institute for Conflict Prevention and Resolution (“CPR”) (available at http://www.cpradr.org), or successor, except where those rules conflict with these provisions, in which case these provisions control. The arbitration will be held in Wilmington, Delaware.

(b) The panel shall consist of three arbitrators chosen from the CPR Panels of Distinguished Neutrals (unless the Parties agree on the selection of the arbitrators) each of whom shall be a lawyer with at least fifteen (15) years experience with a law firm or corporate law department of over twenty-five (25) lawyers or who was a judge of a court of general jurisdiction. In the event the aggregate damages sought by the claimant are stated to be less than $[*] million, and the aggregate damages sought by the counterclaimant are stated to be less than $[*] million, and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above. Each arbitrator shall be impartial and independent of the Parties and shall abide by the Code of Ethics for Arbitrators in Commercial Disputes (available at http://www.adr.org/EthicsAndStandards).

(c) In the event the Parties cannot agree upon selection of the arbitrator(s), the CPR will select arbitrator(s) as follows: CPR shall provide the Parties with a list of no less than twenty-five (25) proposed arbitrators (15 if a single arbitrator is to be selected) having the credentials referenced above. Within fifteen (15) days of receiving such list, the Parties shall rank at least 65% of the proposed arbitrators on the initial CPR list, after exercising cause challenges. The Parties may then jointly interview the five candidates (three if a single arbitrator is to be selected) with the highest combined rankings for no more than one hour each and, following the interviews, may exercise one peremptory challenge each. The panel will consist of the remaining three candidates (or one, if one arbitrator is to be selected) with the highest combined rankings. In the event these procedures fail to result in selection of the required number of arbitrators, CPR shall select the appropriate number of arbitrators from among the members of the various CPR Panels of Distinguished Neutrals, allowing each side challenges for cause and one peremptory challenge each.

(d) The Parties agree to cooperate (i) to attempt to select the arbitrator(s) by agreement within twenty-five (25) days of initiation of the arbitration, including jointly interviewing the final candidates, (ii) to meet with the arbitrator(s) within twenty-five (25) days of selection and (iii) to agree at that meeting or before upon procedures for discovery and as to

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

the conduct of the hearing which will result in the hearing being concluded within no more than six (6) months after selection of the arbitrator(s) and in the award being rendered within thirty (30) days of the conclusion of the hearings, or of any post hearing briefing, which briefing will be completed by both sides within twenty (20) days after the conclusion of the hearings.

(e) In the event the Parties cannot agree upon procedures for discovery and conduct of the hearing meeting the schedule set forth in paragraph d above, then the arbitrator(s) shall set dates for the hearing, any post hearing briefing, and the issuance of the award following the paragraph d schedule as closely as practical. The arbitrator(s) shall provide for discovery according to those time limits, giving recognition to the understanding of the Parties that they contemplate reasonable discovery, including document demands and depositions, but that such discovery will be limited so that the paragraph d schedule may be met without difficulty. In no event will the arbitrator(s), absent agreement of the Parties, allow more than a total of ten days for the hearing or permit either side to obtain more than a total of forty (40) hours of deposition testimony from all witnesses, including both fact and expert witnesses, or serve more than twenty (20) individual requests for documents, including subparts. There shall be no requests for admission or interrogatories. Multiple hearing days will be scheduled consecutively to the greatest extent possible. The arbitrator(s) shall have power to exclude evidence on grounds of hearsay, prejudice beyond its probative value, redundancy, or irrelevance and no award shall be overturned by reason of any ruling on evidence. A transcript of the testimony adduced at the hearing shall be made and shall, upon request, be made available to either Party.

(f) The arbitrator(s) are expressly empowered to decide dispositive motions in advance of any hearing, including but not limited to motions to dismiss and motions for summary judgment, and shall endeavor to decide such motions as would a Federal District Judge sitting in the jurisdiction whose substantive law governs as set forth in clause g below.

(g) The arbitrator(s) shall decide the issues presented in accordance with the substantive law of Delaware and may not apply principles such as “amiable compositeur” or “natural justice and equity.” The arbitrator(s) shall render a written opinion stating the reasons upon which the award is based. To the extent possible, the arbitration hearings and award will be maintained in confidence.

(h) In the event the award exceeds $[*] million in monetary damages, or grants any form of equitable relief, or rejects a claim in excess of that amount or for equitable relief, then the losing Party may obtain review of the arbitrators’ award or decision by a single appellate arbitrator (the “Appeal Arbitrator”) selected from the CPR Panels of Distinguished Neutrals by agreement or, failing agreement within ten (10) working days, pursuant to the selection procedures specified in paragraph d above. If CPR cannot provide such services, the Parties will together select another provider of arbitration services that can. No Appeal Arbitrator shall be selected unless he or she commits to adhering to the time limits provided in paragraph i. Any such review must be initiated by written notice to the other Party or Parties within twenty (20) days following the rendering of the award referenced in g above. Such notice will suspend the effect of the award, which will not be considered a final award unless the appeal is subsequently abandoned.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(i) The Appeal Arbitrator will review the award applying the same standards of review that the U.S. Court of Appeals of the Circuit applicable to the jurisdiction whose substantive law governs as set forth in clause g would apply to a judgment rendered by a district court after a bench trial. The Appeal Arbitrator may modify, vacate or affirm the award, or remand to the arbitrator(s) for further proceedings. The Appeal Arbitrator will consider only the award, pertinent portions of the hearing transcript and evidentiary record as submitted by the Parties, opening and reply briefs of the Party pursuing the review, and the answering brief of the opposing Party, plus a total of no more than four (4) hours of oral argument evenly divided between the Parties. The Party seeking review must submit its opening brief within fifty (50) and any reply brief within ninety (90) days from the date of the award under review, whereas the opposing Party must submit its responsive brief within seventy-five (75) days of that date. Oral argument shall take place within three (3) months after the date of the award under review, and the Appeal Arbitrator shall render a decision within thirty (30) days following oral argument. The decision of the Appeal Arbitrator will be considered the final award in the arbitration and will not be subject to further review, except pursuant to the Federal Arbitration Act.

(j) The Parties consent to the jurisdiction of the Federal District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder (including after review by the Appeal Arbitrator where such an appeal is pursued). Should such court for any reason lack jurisdiction, any court with jurisdiction may act in the same fashion.

(k) Each Party has the right before or, if the arbitrator(s) cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional, injunctive, or equitable remedies such as attachment, preliminary, or temporary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

(l) EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

12.5 Tolling of Time Periods. In the event that a controversy or claim has been raised and is in the process of dispute resolution in accordance with Sections 12.2, 12.3 or 12.4, any applicable time period governing the underlying controversy or claim shall be tolled pending the outcome of the resolution process after which the time period shall again begin to run.

Article 13

MISCELLANEOUS

13.1 Entire Agreement; Amendment. This Agreement and the Supply Agreement, together with the Schedules hereto, set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

13.2 Bankruptcy. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. The Parties agree that a Party that is a licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, and that upon commencement of a bankruptcy proceeding by or against the licensing Party (such Party, the “Involved Party”) under the U.S. Bankruptcy Code, the other Party (such Party, the “Noninvolved Party”) shall be entitled to a complete duplicate of or complete access to (as such Noninvolved Party deems appropriate), any such intellectual property and all embodiments of such intellectual property, provided the Noninvolved Party continues to fulfill its payment or royalty obligations as specified herein in full. Such intellectual property and all embodiments thereof shall be promptly delivered to the Noninvolved Party (a) upon any such commencement of a bankruptcy proceeding upon written request therefore by the Noninvolved Party, unless the Involved Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the Involved Party upon written request therefor by the Noninvolved Party. The foregoing is without prejudice to any rights the Noninvolved Party may have arising under the U.S. Bankruptcy Code or other applicable law.

13.3 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party (such notice shall specific the nature and extent of the force majeure event, its anticipated duration and any action being taken to avoid or minimize its effect). Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the Parties, including without limitation, an act of God, government or regulatory acts or restrictions, change in any standard of medical care, war, acts of terrorism, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of facilities or materials by fire, earthquake, flood, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be delayed by the Payor because of a force majeure affecting the Payor.

13.4 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if transmitted by facsimile transmission (with transmission confirmed), mailed by first class certified or registered mail, postage prepaid (which shall be deemed received by the other Party on the fifth (5th) business day following deposit in the mail), express delivery service with tracking (e.g., FedEx) (which shall be deemed received by the other Party upon delivery) or personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Janssen:	Johnson & Johnson Law Department Europe
6 Lenneke Marelaan
1932 St. Stevens Woluwe, Belgium
Attention of: Head of the Law Department Europe
Telefax: +32 2 749 2558

With a copy to:	Chief Patent Counsel
Johnson & Johnson
1 Johnson & Johnson Plaza
New Brunswick
NJ 08933
Telephone: (732) 524-2448
Telefax: (732) 524-2788
Attention: Phil Johnson, Esq.

For PPD:	PPD Therapeutics, Inc.
929 North Front Street
Wilmington, NC 28401-3331
Fax: (910) 762-5820
Attention: General Counsel

With a copy to:	Pharmaceutical Product Development, Inc.
929 North Front Street
Wilmington, NC 28401-3331
Fax: (910) 762-5820
Attention: General Counsel

13.5 United States Dollars. References in this Agreement to “Dollars” or “$” shall mean the legal tender of the United States of America.

13.6 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

13.7 Assignment. Except as expressly provided herein, and without limitation of the Parties’ right to license or sublicense their rights to Licensed Products to Third Parties, as contemplated by this Agreement, neither Party may assign or transfer (collectively “assign”) this Agreement, or any rights or obligations under this Agreement, without the prior written consent of the other, which consent may be withheld in the consenting Party’s discretion; provided, however, that, subject to Section 13.18, a Party may make such an assignment without the other Party’s consent (i) to an Affiliate, provided that such Affiliate agrees in writing to be bound by the terms and conditions of this Agreement and that the assigning Party remains liable for the full and complete performance of its obligations arising hereunder prior to such assignment; (ii) in conjunction with a Change of Control of such Party; or (iii) in conjunction with the sale of a Party, or all or substantially all assets of such Party related to the subject matter of this Agreement, to, or the merger of a Party with, any Third Party. This Agreement shall be binding upon the successors and permitted assigns of the Parties. Any assignment or attempted assignment by either Party in violation of the terms of this Section 13.7 shall be null and void and of no legal effect.

13.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.9 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other reasonable acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.10 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

13.11 Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

13.12 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

13.13 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

13.14 Relationship of the Parties. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture or any other legal entity, between the Parties or to constitute one Party as the agent of the other. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

13.15 No Use of Name. Except as set forth in Article 8 hereof, neither Party shall use in writing the name of the other Party without the other Party’s written consent unless such writing simply refers to the existence of this Agreement or other information such concerning this Agreement that has been previously publicly disclosed.

13.16 No Implied Licenses. Except as expressly and specifically provided under this Agreement, the Parties agree that neither Party is granted any implied rights to or under any of the other Party’s current or future patents, trade secrets, copyrights, moral rights, trade or service marks, trade dress, or any other intellectual property rights.

13.17 Third Party Beneficiaries. The Parties hereto agree that PPD Development, LP is intended to be, and shall be, a third-party beneficiary of this Agreement with respect to its rights and Janssen’s obligations under Section 5.1(e). PPD Development, LP shall have the right to enforce the terms of Section 5.1(e) against Janssen, in the same manner and with the same rights and remedies as if PPD Development, LP were a Party to this Agreement. Except for the rights of the Indemnitees set forth in Article 11, and as set forth above with respect to PPD Development, LP’s right to enforce its rights (and Janssen’s obligations) under Section 5.1(e), all rights, benefits and remedies under this Agreement are solely intended for the benefit of PPD and Janssen, and no Third Party shall have any rights whatsoever to (i) enforce any obligation contained in this Agreement; (ii) seek a benefit or remedy for any breach of this Agreement; or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties.

[Signature page to follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.

PPD THERAPEUTICS, INC.	JANSSEN PHARMACEUTICA, NV

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

JANSSEN PHARMACEUTICA, NV

By:

Name:

Title:

Date:

Schedule 1.16

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Schedule 1.18

[*] (MuDelta) Development Plan

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Schedule 1.23

Existing CTA (MuDelta)

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Schedule 1.24 (MUDELTA)

EXISTING DRUG MATERIAL

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Schedule 1.25

Existing IND (MuDelta)

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Schedule 1.41

Patents

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Schedule 1.52 (MUDELTA)

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Schedule 8.4

Contacts Media: Sue Ann Pentecost +1 919 456 5890 sueann.pentecost@ppdi.com Analysts/Investors: Luke Heagle +1 910 558 7585 luke.heagle@ppdi.com

FOR IMMEDIATE RELEASE

PPD and Janssen Pharmaceutica Collaborate to Develop Compounds for Treatment

of Irritable Bowel Syndrome and Bacterial Infections

Compounds show promise in early clinical studies

WILMINGTON, N.C. (November 16, 2009) – PPD, Inc. (Nasdaq: PPDI) today announced it has entered an agreement with Janssen Pharmaceutica N.V. to develop and commercialize two Phase II-ready therapeutic compounds, one to treat diarrhea-predominant irritable bowel syndrome (IBS-d) and the other to treat complicated skin and skin structure and respiratory infections.

Under two agreements, PPD in-licensed the two assets and will advance the compounds through Phase II development. At the completion of Phase II, Janssen will have the option to resume development and commercialization of each compound. In exchange, PPD may receive up to $330 million USD in clinical and sales milestones and royalties on sales of the compounds if approved for marketing. If Janssen does not buy back a program, PPD will have the option to continue developing and commercializing the compound for that program and Janssen may receive up to $250 million USD in clinical and sales milestones and royalties on sales of the compounds if approved for marketing.

“Our agreements with Janssen diversify and strengthen our compound partnering portfolio and may gain us entry into two large markets,” said Fred Eshelman, executive chairman of PPD. “The IBS-d market holds significant drug development potential because of the lack of approved products for this indication, and new antibiotics are needed to address increasing incidences of resistant strain bacterial infections.”

The IBS-d compound is a potential first-in-class locally active mu opioid receptor agonist and delta opioid receptor antagonist. According to a market report in Nature Reviews Drug Discovery (February 2006), IBS-d affects approximately 29 million Americans age 15 and older.

The anti-bacterial compound is a broad-spectrum fluoroquinolone potential antibiotic with activity against gram positive and gram negative bacteria and methicillin-resistant staph aureus (MRSA). It is being developed as both an oral and intravenous therapy to treat skin and respiratory infections. Bacterial infections are a major cause of morbidity and mortality, and antibiotic resistant infections have become a growing public health concern. More than 14 million ambulatory physician visits each year are related to skin and soft-tissue infections, and approximately 94,000 Americans developed serious MRSA infections in 2005, according to a recent study published in the Journal of the American Medical Association.

PPD is a leading global contract research organization providing discovery, development and post-approval services as well as compound partnering programs. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 38 countries and more than 10,000 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help its clients and partners maximize returns on their R&D investments and accelerate the delivery of safe and effective therapeutics to patients. For more information, visit our Web site at www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release, including expectations and assumptions about the collaboration with Janssen Pharmaceutica N.V. and the promise and potential value of the compounds that are the subject of the collaboration, are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: earnings dilution; risks associated with and dependence on collaborative relationships; risks associated with the development and commercialization of drugs, including drug failures and delays and obtaining required regulatory approvals; rapid technological advances that make our compounds less competitive; risks associated with acquisitions and investments, such as impairments; the ability to attract and retain key personnel; success in sales growth; loss of large contracts; increased cancellation rates; economic conditions and outsourcing trends in the pharmaceutical, biotechnology, medical device, academic and government industry segments; competition within the outsourcing industry; risks that we may not continue our dividend policy; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

###

Schedule 9.3(l)

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

February 9, 2010

Tom Heyman

Janssen Pharmaceutica, N.V.

6 Lenneke Marelaan

Re: Correction of MuDelta Development and License Agreement dated November 16, 2009 between Janssen Pharmaceutica, N.V. (“Janssen”) and PPD Therapeutics, Inc. (“PPD”)

Dear Mr. Heyman:

Please be advised that there were typographical errors, inclusions and/or omissions in Section 5.1(f)(i), Section 12.1 and Schedule 1.41 of the above-referenced agreement (the “License Agreement”), which should be corrected as follows:

1. The last sentence of Section 5.1(f)(i) of the License Agreement should correctly read:

“Regardless of the number of Licensed Products or indications, each Milestone will be paid only once and the total amount payable under this Section 5.1(f)(i) shall not exceed ninety million dollars ($90,000,000) in any event.”

2. The second to last sentence of Section 12.1 of the License Agreement should correctly read:

“If the JAC is not in existence or is unable to resolve any dispute within fifteen (15) days of either Party presenting such dispute to the JAC, the dispute shall be referred to the Chief Executive Officer of PPD and to the Global Therapeutic Area Head, CV & Metabolism of Janssen, for discussion and resolution.”

3. The Janssen Patents listed in Schedule 1.41 incorrectly included two patents/patent applications and therefore Schedule 1.41 is amended and restated as attached hereto.

Except to the extent specifically clarified above, all of the terms and provisions of the License Agreement shall remain in full force and effect as written.

This letter is being sent to you in duplicate, each to be considered an original. Please evidence your acknowledgement and agreement with respect to the above-referenced correction

Janssen Pharmaceutica, N.V.

February 9, 2010

by executing both originals on the signature line below and returning one executed original to me. If you have any questions, please feel free to give me a call. Thanks for your time and cooperation.

Regards,

B. Judd Hartman
Vice President

Acknowledged and Agreed:

JANSSEN PHARMACEUTICA, N.V.

By:
Name:	Tom Heyman
Title:	Managing Director, Janssen Pharmaceutica, N.V.
Date: